Exhibit 10.43

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

LICENSE AND COLLABORATION AGREEMENT

By and between

VOYAGER THERAPEUTICS, INC.

AND

NOVARTIS PHARMA, AG

December 28, 2023

List of Schedules:

Schedule 1.60: Existing In-License Agreements

Schedule 1.79: HD Program Plan

Schedule 7.1.1: Voyager Allocation Schedule

Schedule 7.2.2: Invoice Template

Schedule 7.3: Voyager Bank Account

Schedule 10.2.2: Relevant Patents

i

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into and made effective as of December 28, 2023 (the “Effective Date”), by and between Voyager Therapeutics, Inc., a Delaware corporation, having its principal place of business at 75 Hayden Ave, Lexington, MA 02421 (“Voyager”), and Novartis Pharma AG, a corporation organized and existing under the laws of Switzerland, having an address at Lichtstrasse 35, CH-4056 Basel, Switzerland (“Novartis”). Voyager and Novartis are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Voyager Controls certain Patents, Know-How, scientific and technical information, and other proprietary rights and information relating to the generation and selection of Capsids (as defined below) and payloads for use in AAV Gene Therapy (as defined below);

WHEREAS, Novartis is engaged in the research, development and commercialization of certain AAV Gene Therapies; and

WHEREAS, the Parties are entering into this Agreement to: (a) provide rights to Novartis under certain Capsids discovered by Voyager for use in development by Novartis of AAV Gene Therapy Products (as defined below) comprising such Capsids and payloads intended for the treatment of spinal muscular atrophy (“SMA”) that are directed to the SMA Target (as defined below); and (b) collaborate to develop AAV Gene Therapy Products intended for the treatment of Huntington’s disease (“HD”) that are directed to [**] of the HD Targets (as defined below); in each case, leveraging Capsids and other intellectual property Controlled (as defined below) by Voyager.

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth in this ARTICLE 1 or otherwise ascribed to them elsewhere in this Agreement:

1.1“AAV” means an adeno-associated virus, including its recombinant forms.

1.2“AAV Gene Therapy Products” means therapies and products that use a viral vector, including an AAV vector, to deliver nucleic acid(s) into a patient’s cells to treat a human disease, syndrome, disorder, illness or condition.

1.3“Accounting Standards” means in the case of Voyager, United States Generally Accepted Accounting Principles (“US GAAP”), and in the case of Novartis, International Financial Reporting Standards (“IFRS”), in each case as generally and consistently applied throughout the applicable Party’s organization. Each Party shall promptly notify the other in the event that it changes the Accounting Standards pursuant to which its records are maintained, it being understood that each Party may only use internationally recognized accounting principles (e.g., IFRS, US GAAP, etc.).

1.4“Acquired Affiliate” has the meaning set forth in Section 10.6.1.

1.5“Acquired Competing Product” has the meaning set forth in Section 10.6.1.

1.6“Acquiring Entity” has the meaning set forth in Section 1.41.

1.7“Acquisition Party” has the meaning set forth in Section 10.6.1.

1.8“Advance” shall mean the occurrence of any of the following with respect to an AAV Gene Therapy Product after the Effective Date: [**]

1.9“Affiliate” means with respect to a Person, any other Person that (directly or indirectly) is controlled by, controls or is under common control with such Person as of any point in time and continuing for as long as such relationship continues to exist with respect to such other Person. For the purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) as used with respect to a Person, will mean the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and “control” will be presumed to exist if either of the following conditions is met: (a) in the case of a corporate entity, direct or indirect ownership of voting securities entitled to cast at least 50% (or in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than fifty percent (50%), the maximum ownership interest permitted by applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity; provided, however, that where an entity owns a majority of the voting power necessary to elect a majority of the board of directors or other governing board of another entity, but is restricted from electing such majority by contract or otherwise, such entity will not be considered to be in control of such other entity until such time as such restrictions are no longer in effect.

1.10“Agreement” has the meaning set forth in the Preamble.

1.11“Alliance Manager” has the meaning set forth in Section 4.5.

1.12“Annual Net Sales” means, on a Licensed Product-by-Licensed Product basis, the total, aggregate Net Sales of such Licensed Product in the Territory in a particular Calendar Year.

1.13“Arbitration Request” has the meaning set forth in Section 13.3.

1.14“Arising Capsid IP” means: (a) Arising IP Created jointly by Representatives of Novartis and Representatives of Voyager that constitutes Capsid IP; and (b) Arising IP Created solely by Representatives of Novartis through the use of Voyager’s Confidential Information, including unpublished sequence information for any Voyager Capsid that constitutes Capsid IP.

1.15“Arising IP” means: (a) all Know-How Created by either or both Parties in the performance of the HD Program Plan or in the course of Development, Manufacture and Commercialization of HD Program Products; and (b) all Patents Covering such Know-How.

1.16“Audited Party” has the meaning set forth in Section 7.8.2.

1.17“Auditing Party” has the meaning set forth in Section 7.8.2.

1.18“Biosimilar Product” means, with respect to a particular Licensed Product in a particular country in the Territory: (a) any pharmaceutical or biological product sold by a Third Party that is not a Sublicensee of Novartis or its Affiliates and that did not purchase such product in a chain of distribution that included Novartis or any of its Affiliates or Sublicensees; and (b) which pharmaceutical or biological product (i) is approved by the applicable Regulatory Authority as biosimilar to, or interchangeable with, such Licensed Product (including, with respect to the United States, a product that is the subject of an application submitted under Section 351(k) of the Public Health Services Act citing the Licensed Product as the reference product), (ii) for which the Regulatory Approval otherwise references or relies on such Licensed Product as a reference product or any corresponding foreign application in the Territory (including, with respect to the EU, a marketing authorization application for a biosimilar biological medicinal product pursuant to Article 10(4) of Directive 2001/83/EC, or (iii) otherwise utilizes the same Capsid, in combination with the same payload, or a payload substantially similar in structure and function to the payload of the Licensed Product, and is directed to the SMA Target or HD Target(s), as applicable; provided that such pharmaceutical or biological product is not the subject of an enforcement action brought by Voyager in accordance with Section 8.4.2.

1.19“BLA” means (a) an application requesting permission from the FDA to introduce, or deliver for introduction, a biologic product into interstate commerce, or (b) any similar application or submission for Regulatory Approval of a biologic product filed with a Regulatory Authority in a country or group of countries.

1.20“Business Day” means a day other than: (a) a Saturday or Sunday; (b) a holiday observed by the United States federal government or the Commonwealth of Massachusetts; or (c) a public holiday on which the banks are not open for business in Basel, Switzerland.

1.21“Calendar Quarter” means a period of three (3) consecutive months ending on the last day of March, June, September, or December, respectively; provided that: (a) the first Calendar Quarter during the Term will begin on the Effective Date and end on the last day of the Calendar Quarter within which the Effective Date falls; and (b) the last Calendar Quarter during the Term will end upon the effective date of expiration or termination.

1.22“Calendar Year” means a period of twelve (12) consecutive months beginning on January 1 and ending on December 31; provided that: (a) the first Calendar Year starts on the Effective Date and ends on the last day of the Calendar Year in which the Effective Date falls; and (b) the last Calendar Year starts on January 1 of such year and ends on the effective date of expiration or termination.

1.23“Campaign” means (a) completion of at least [**] rounds of screening of Capsid candidates in a campaign directed to identification of Capsids useful for Development of AAV

Gene Therapy Products, excluding intermediate round screening results (other than such intermediate data that may be available and requested by Novartis within [**] before the expiration of the Capsid Evaluation Period), or (b) completion of subsequent rounds of screening associated with the evolution of Capsids of interest identified following the original multi-round screening specified in (a) above; excluding in each case ((a) and (b)) any such campaign conducted specifically for a Third Party.

1.24“Capsid” means the protein shell of an AAV, consisting of oligomeric structural subunits made of certain proteins.

1.25“Capsid Designation Notice” has the meaning set forth in Section 2.3.

1.26“Capsid Evaluation Period” means the period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date.

1.27“Capsid IP” means all Capsid Know-How and Capsid Patents.

1.28“Capsid Know-How” means all Know-How that is related to any Voyager Capsid or any method of Manufacture or use of any Voyager Capsid; in each case, whether alone or in combination with any payload, including a Program Payload. Capsid Know-How shall be considered Voyager’s Confidential Information except to the extent such Capsid Know-How relates to (a) any component of a Development Candidate other than the Voyager Capsid therein; (b) any Program Payload; or (c) any method of Manufacture or use of (i) a specific Development Candidate that is not specific to the Voyager Capsid therein or (ii) a Program Payload.

1.29“Capsid Patent” means any Patent Controlled by Voyager as of the Effective Date or at any time during the Term with claims that Cover any Capsid Know-How.

1.30“Change of Control” means, with respect to a Party, that: (a) any Third Party acquires directly or indirectly the beneficial ownership of any voting security of such Party, or if the percentage ownership of such Third Party in the voting securities of such Party is increased through stock redemption, cancellation, or other recapitalization, and immediately after such acquisition or increase such Third Party is, directly or indirectly, the beneficial owner of voting securities representing more than fifty percent (50%) of the total voting power of all of the then outstanding voting securities of such Party; (b) any merger, consolidation, recapitalization, or reorganization of such Party is consummated that would result in shareholders or equity holders of such Party immediately prior to such transaction owning less than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; (c) the shareholders or equity holders of such Party approve any plan of complete liquidation of such Party, or an agreement for the sale or disposition by such Party of all or substantially all of such Party’s assets, in each case, through one or more related transactions, other than to an Affiliate or pursuant to one or more related transactions that would result in shareholders or equity holders of such Party immediately prior to such transaction owning more than fifty percent (50%) of the outstanding voting securities of the surviving entity (or its parent entity) immediately following such transaction; or (d) the sale or transfer to any Third Party, in one or more related transactions, of all or substantially all of such Party’s consolidated assets taken as a whole.

1.31“[**]” means [**].

1.32“Clinical Trial” means a human clinical study conducted on sufficient numbers of human subjects that is designed to: (a) establish that a biopharmaceutical product is reasonably safe for continued human testing; (b) investigate the safety and efficacy of the biopharmaceutical product for its intended use, and to define warnings, precautions and adverse reactions that may be associated with the pharmaceutical product in the dosage range to be prescribed; or (c) support Regulatory Approval of a biopharmaceutical product or label expansion of a pharmaceutical product.

1.33“CMO” means contract manufacturing organization.

1.34“Commercialization” means any and all activities directed to the marketing, promotion, distribution, offering for sale, sale, having sold, importing, having imported, exporting, having exported or other commercialization of a pharmaceutical or biologic product, but excluding activities directed to Manufacturing or Development. “Commercialize”, “Commercializing”, and “Commercialized” have correlating meanings.

1.35“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party with respect to any objective, those reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances. With respect to any efforts relating to the Development, Regulatory Approval, or Commercialization of a Licensed Product by Novartis, generally or with respect to any particular country in the Territory, [**]. It is anticipated that the level of effort may change over time, reflecting changes in the status of a Licensed Product. Further, to the extent that the performance of a Party’s obligations hereunder is adversely affected by the other Party’s failure to perform its obligations hereunder, the impact of such performance failure will be taken into account in determining whether such Party has used its Commercially Reasonable Efforts to perform any such affected obligations.

1.36“Committee” means the JSC and/or any Subcommittee, as applicable.

1.37“Competing HD Product” means: an AAV Gene Therapy Product comprising a Capsid for use with any payload intended to have a therapeutic effect on [**].

1.38“Competitive Infringement” means infringement of any Licensed Patent by a Third Party by a product that is competitive with a Licensed Product.

1.39“Competitive Program” has the meaning set forth in Section 10.6.1.

1.40“Confidential Information” has the meaning set forth in Section 9.1.

1.41“Control” means, with respect to a Person and any Know-How or Patent, the possession by such Person of the right (whether through ownership, license, or otherwise (other than by a license under this Agreement)) to grant the rights and licenses as provided herein, without violating the terms of any agreement with any Third Party. Notwithstanding the foregoing, in the event that a Third Party becomes an Affiliate or assignee of a Party after the Effective Date as a result of a Change of Control of such Party (such Third Party, together with its Affiliates other than Affiliates who were Affiliates of the applicable Party prior to the Change of Control, the “Acquiring Entities”), the following will be deemed to be not Controlled by such Party or any of its Affiliates: (a) any Patent, Know-How, Regulatory Filing, or Regulatory Approval owned or otherwise controlled by such Acquiring Entity immediately prior to the consummation of such Change of Control; and (b) any Patent, Know-How, Regulatory Filing, or Regulatory Approval developed by or on behalf of such Acquiring Entity outside the scope of activities under this Agreement or acquired by or on behalf of such Acquiring Entity after the consummation of such Change of Control.

1.42“Cover” means with regard to a particular subject matter and a Valid Claim in a Patent, that in the absence of ownership of or a license granted under such Valid Claim in such Patent, the making, use, offer for sale, sale, importation, Development, Manufacture, or Commercialization of such subject matter, would infringe such Valid Claim in such Patent (with Valid Claims of pending patent applications treated as if issued).

1.43“Created” means: (a) with respect to any Know-How constituting an Invention, invented in accordance with U.S. patent laws; or (b) with respect to any other Know-How, authored, discovered, developed or created.

1.44“Debtor” has the meaning set forth in Section 12.4.1.

1.45“Defense Proceeding” means an opposition, reexamination request, action for declaratory judgment, nullity action, interference or post-grant proceeding or other attack upon the validity, title or enforceability of a Patent that occurs in the context of litigation; excluding any such proceeding brought as a counterclaim to or defense of, or that accompanies a defense of, any enforcement action under Section 8.4.2.

1.46“Designation Notice Date” has the meaning set forth in Section 2.3.

1.47“Development” means all internal and external research, development, and regulatory activities related to pharmaceutical or biologic products, including: (a) research, non-clinical testing, toxicology, testing and studies, non-clinical and preclinical activities, and Clinical Trials; and (b) preparation, submission, review, and development of data or information for the purpose of submission to a Regulatory Authority to obtain authorization to conduct Clinical Trials and to obtain, support, or maintain Regulatory Approval of a pharmaceutical or biologic product and interacting with Regulatory Authorities following receipt of Regulatory Approval in the applicable country or region for such pharmaceutical or biologic product regarding the foregoing, but excluding activities directed to Manufacturing or Commercialization. “Development” includes development and regulatory activities for additional forms, formulations, or indications for a pharmaceutical or biologic product after receipt of Regulatory Approval of such product (including label expansion), including Clinical Trials initiated following receipt of Regulatory Approval or any Clinical Trial to be conducted after receipt of Regulatory Approval that was mandated by the applicable Regulatory Authority as a condition of such Regulatory Approval with respect to an approved formulation or indication (such as post-marketing studies, observational studies, implementation and management of registries and analysis thereof, in each case, if required by any Regulatory Authority in any region in the Territory to support or maintain Regulatory Approval for a pharmaceutical or biologic product in such region). “Develop”, “Developing”, and “Developed” have correlating meanings.

1.48“Development Budget” has the meaning set forth in Section 3.1.

1.49“Development Candidate” means an HD Development Candidate or an SMA Development Candidate.

1.50“Development Milestone Event” means any Milestone Event set forth in Section 7.2.1.

1.51“Development Milestone Event Notice” has the meaning set forth in Section 7.2.1.

1.52“Development Milestone Payment” has the meaning set forth in Section 7.2.2.

1.53“Diligence Issue” has the meaning set forth in Section 6.2.5.

1.54“Disclosing Party” has the meaning set forth in Section 9.1.

1.55“Dollars” or “$” means the legal tender of the U.S.

1.56“Effective Date” has the meaning set forth in the Preamble.

1.57“EMA” means the European Medicines Agency, and any successor entity thereto.

1.58“Evaluate” means evaluation conducted by or on behalf of Novartis during the Capsid Evaluation Period to assess any Voyager Capsid provided to Novartis by Voyager to determine Novartis’ interest in designating such Voyager Capsid as an SMA Program Capsid pursuant to Section 2.3. “Evaluation” and “Evaluating” have correlating meanings.

1.59“Executive Officers” means: (a) with respect to Voyager, [**], or his or her designee; or (b) with respect to Novartis, [**], or his or her designee.

1.60“Existing In-License Agreement” means each of the in-licenses of Voyager or any of its Affiliates listed in Schedule 1.60.

1.61“Exploit” means to Develop, Manufacture, Commercialize, or otherwise exploit. “Exploitation” and “Exploiting” have correlating meanings.

1.62“FDA” means the U.S. Food and Drug Administration, and any successor entity thereto.

1.63“FD&C Act” means the U.S. Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.64“Field” means all indications for therapeutic, diagnostic and prophylactic human and veterinary use.

1.65“First Commercial Sale” means, with respect to a Licensed Product, the first sale in an arms’-length transaction of such Licensed Product to a Third Party (excluding Sublicensees or distributors) of such Licensed Product in such country after all Regulatory Approvals (excluding Price Approvals) have been granted by the applicable Regulatory Authority of such country or, if Regulatory Approval is not required, after the date on which sales are permitted by applicable Law. For clarity, the First Commercial Sale of a Licensed Product shall not include any distribution or other sale at or below cost solely for patient assistance, named patient use, compassionate use, or test marketing programs or non-registrational studies or similar programs or studies where the Licensed Product is supplied without charge or at or below the actual manufacturing cost thereof.

1.66“FTE” means one (1) person (or the equivalent of one (1) person) working full time for one (1) twelve (12) month period in a Development, regulatory or other relevant capacity (excluding persons employed in general and administrative, non-technical management or other non-technical capacities) employed by Voyager or any of its Affiliates and assigned to perform specified work, with such commitment of time and effort to constitute one (1) employee performing such work on a full-time basis, which for purposes hereof shall be [**] hours per year. Any person who devotes less than [**] hours per year to work under this Agreement shall be treated as an FTE on a pro rata basis based upon the actual number of hours worked under this Agreement divided by [**].

1.67“FTE Costs” means the FTE Rate multiplied by the applicable number of FTEs who perform a specified activity pursuant to this Agreement.

1.68“FTE Rate” means [**] dollars ($[**]) per FTE for the period commencing on the Effective Date and ending December 31, 2024. On January 1, 2025 and on January 1st of each subsequent Calendar Year, the foregoing rate shall be increased for the Calendar Year then commencing by the percentage increase, if any, in the Consumer Price Index (“CPI”) as of December 31 of the then most recently completed Calendar Year with respect to the level of the CPI on December 31, 2024. Consumer Price Index or CPI means the Consumer Price Index – Urban Wage Earners and Clerical Workers, US City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.69“Future In-License Agreement” means any agreement between Voyager (or any of its Affiliates), on the one hand, and a Third Party, on the other hand, entered into after the Effective Date, pursuant to which Voyager or any of its Affiliates acquires Control of any Know-How or Patent that, subject to Section 5.2, would be Voyager IP.

1.70“Global Trade Control Laws” has the meaning set forth in Section 13.8.

1.71“Governmental Authority” means any multinational, federal, national, state, provincial, local or other entity, office, commission, bureau, agency, political subdivision, instrumentality, branch, department, authority, board, court, arbitral or other tribunal exercising executive, judicial, legislative, police, regulatory, administrative or taxing authority or functions of any nature pertaining to government.

1.72“HD” has the meaning set forth in the recitals.

1.73“HD Candidate” means a product candidate that is Developed as a potential HD Program Product pursuant to the HD Program Plan, which product candidate comprises: (a) a Voyager Capsid; and (b) a polynucleotide sequence, whether single stranded or self-complementary, that is intended to have a therapeutic effect on the HD Target when packaged into a Voyager Capsid and delivered to the appropriate cells.

1.74“HD DC Criteria” means the criteria developed by the JSC pursuant to Section 4.1.1(b) that must be achieved by an HD Candidate in order to be considered for selection as an HD Development Candidate.

1.75“HD Development Candidate” means an HD Candidate that has been named by Novartis, in its sole discretion, as an HD Development Candidate pursuant to Section 3.4.

1.76“HD Program” means the activities under this Agreement related to Development of AAV Gene Therapy Products directed to the HD Target intended and for treatment of HD.

1.77“HD Program Capsid” means: (a) the Voyager Capsid component of an HD Program Product; or (b) any Capsid derived by or on behalf of Novartis or its Affiliates from a Capsid described in (a).

1.78“HD Program Payload” means the payload component of an HD Program Product, which component comprises a polynucleotide sequence, whether single stranded or self-complementary, that is intended to have a therapeutic effect on the HD Target when packaged into a Voyager Capsid and delivered to the appropriate cells.

1.79“HD Program Plan” means the plan for research and pre-clinical Development of HD Program Products from the Effective Date until the date when the first IND for an HD Program Product is filed, an initial draft of which is attached hereto as Schedule 1.79 and which may be updated by the JSC from time to time in accordance with Section 4.1.1.

1.80“HD Program Product” means a product comprising an HD Development Candidate.

1.81“HD Program Product Patent” means a Novartis HD Program Product Patent or Voyager HD Program Product Patent.

1.82“HD Target” means the following genes, including the coding and non-coding regions affecting their function and regulation, and modifications thereof: [**].

1.83“In-License Agreement” means: (a) any Existing In-License Agreement; and (b) any Future In-License Agreement.

1.84“Inbound Licensor” has the meaning set forth in Section 5.2.1.

1.85“IND” means an investigational new drug application (including any amendment or supplement thereto) submitted to the FDA pursuant to U.S. 21 C.F.R. Part 312, including any amendments thereto, or any comparable filing(s) outside the United States for the investigation of any product in any other country or group of countries.

1.86“Indemnified Party” has the meaning set forth in Section 11.3.

1.87“Indemnifying Party” has the meaning set forth in Section 11.3.

1.88“Indirect Taxes” has the meaning set forth in Section 7.12.2.

1.89“Infringement Notice” has the meaning set forth in Section 8.4.1.

1.90“Invention” or “Invented” means the result or act of invention (whether patentable or not) as determined in accordance with U.S. patent laws.

1.91“Invoice” means an invoice substantially in the form set forth in Schedule 7.2.2.

1.92“[**]” means [**].

1.93“Joint Arising IP” has the meaning set forth in Section 8.1.3(a).

1.94“Joint Know-How” means any Know-How within the Joint Arising IP.

1.95“Joint Patent” means any Patent within the Joint Arising IP.

1.96“JSC” has the meaning set forth in Section 4.1.

1.97“Know-How” means all proprietary information, know-how and data, including trade secrets, Inventions (whether patentable or not), discoveries, methods, specifications, processes, procedures, formulas, expertise, technology, data (including non-clinical, pre-clinical and clinical data), documentation, materials, and results (including pharmacological, toxicological, biological, chemical, physical, safety and Manufacturing data and results), analytical and quality control data and results, Manufacturing techniques, Regulatory Filings and other technical information. “Know-How” excludes in any event any Patents.

1.98“Law” means any law, statute, rule, regulation, order, judgment or ordinance having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision.

1.99“Licensed Capsid” means (a) any SMA Program Capsid or any HD Program Capsid; or (b) any Capsid derived by or on behalf of Novartis or its Affiliates from a Capsid described in (a) above where such derived Capsid (i) is Covered by a Capsid Patent, (ii) contains changes or improvements, and (iii) such changes or improvements are not Covered by a claim of a Capsid Patent that is patentably distinct from the claims of the Capsid Patent that Cover the initial Capsid set forth in (a) above.

1.100“Licensed Patent” means any Patent Controlled by Voyager or any of its Affiliates as of the Effective Date or at any time during the Term (including Voyager’s interest in the Joint Patents) that: (a) constitute Capsid Patents subject to the license under Section 5.1.1; (b) with respect SMA Program Products, Covers (i) the SMA Program Capsid component of the applicable SMA Program Product (including any such Patent Covering such SMA Program Capsid in combination with any payload, including an SMA Program Payload) or (ii) any SMA Program

Payload Developed by Voyager and made available by Voyager to Novartis for use in the SMA Program; and (c) with respect to HD Program Products, Covers any HD Program Product (including any HD Program Capsid or HD Program Payload included therein). Licensed Patents includes Voyager’s or its Affiliate’s interest in the Joint Patents. “Licensed Patents” expressly exclude [**].

1.101“Licensed Product” means any SMA Program Product or any HD Program Product.

1.102“Litigation Conditions” has the meaning set forth in Section 11.4.

1.103“Losses” has the meaning set forth in Section 11.1.

1.104“[**]” means [**].

1.105“Manufacture” means activities directed to manufacturing, processing, packaging, labeling, filling, finishing, assembly, quality assurance, quality control, testing, and release, shipping, or storage of any pharmaceutical or biologic product (or any components or process steps involving any product or any companion diagnostic), placebo, or comparator agent, as the case may be, including process development, qualification, and validation, scale-up, pre-clinical, clinical, and commercial manufacture and analytic development, product characterization, and stability testing. “Manufacturing” has correlating meaning.

1.106“Net Sales” means the net sales recorded by Novartis or any of its Affiliates or Sublicensees, excluding distributors and wholesalers, for any Licensed Product sold to Third Parties other than Sublicensees as determined in accordance with Novartis’ Accounting Standards as consistently applied, less a deduction of [**] percent ([**]%) for direct expenses related to the sales of the Licensed Product, distribution and warehousing expenses and uncollectible amounts on previously sold products. The deductions booked on an accrual basis by Novartis and its Affiliates under its Accounting Standards to calculate the recorded net sales from gross sales include, without limitation, the following:

(a)normal trade and cash discounts;

(b)amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(c)rebates and chargebacks to customers and third parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(d)amounts provided or credited to customers through coupons and other discount programs;

(e)delayed ship order credits, discounts or payments related to the impact of price increases between purchase and shipping dates or retroactive price reductions;

(f)fee for service payments to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information); and

(g)other reductions or specifically identifiable amounts deducted for reasons similar to those listed above in accordance with Novartis’ Accounting Standards.

With respect to the calculation of Net Sales:

i.Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party;

ii.sales between or among Novartis and its Affiliates and Sublicensees shall be disregarded for purposes of calculating Net Sales; and

iii.If a Licensed Product is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time the revenue recognition criteria under Novartis Accounting Standards are met.

1.107“Non-Disclosing Party” has the meaning set forth in Section 9.6.

1.108“Novartis” has the meaning set forth in the Preamble.

1.109“Novartis Background IP” has the meaning set forth in Section 8.1.1.

1.110“Novartis Evaluation Data” has the meaning set forth in Section 2.1.2.

1.111“Novartis HD Program Product Patent” means, collectively, any Patent Controlled by Novartis at any time during the Term with claims directed to: (a) the combination of, or product including, (i) any HD Program Capsid and (ii) any HD Program Payload; (b) any HD Program Payload; or (c) any method of use or method of manufacture directed to the Inventions claimed in the Patents described in (a) or (b).

1.112“Novartis IP” means the Novartis Know-How and the Novartis Patents.

1.113“Novartis Know-How” means: (a) all Know-How that (i) is Controlled by Novartis or any of its Affiliates as of the Effective Date or during the Term, (ii) is disclosed or is required to be disclosed by or on behalf of Novartis to Voyager in connection with this Agreement, and (iii) is necessary or reasonably useful for Voyager to perform its obligations under the HD Program Plan or otherwise under this Agreement; and (b) Novartis’ interest in the Joint Know-How.

1.114“Novartis Patents” means (a) all Patents Controlled by Novartis or any of its Affiliates as of the Effective Date or during the Term that Cover any HD Candidate, SMA Development Candidate or Licensed Product and (b) Novartis’ interest in the Joint Patents.

1.115“Novartis Prosecuted Licensed Patents” has the meaning set forth in Section 8.3.8.

1.116“Novartis SMA Program Product Patent” means, collectively, any Patent Controlled by Novartis at any time during the Term with claims directed to: (a) the combination of, or product including, (i) any SMA Program Capsid and (ii) any SMA Program Payload; (b) any SMA Program Payload; or (c) any method of use or method of manufacture directed to the Inventions claimed in the Patents described in (a) or (b).

1.117“Novartis Third Party Code” has the meaning set forth in Section 10.7.3.

1.118“Other Know-How” has the meaning set forth in Section 2.3.

1.119“Out-of-Pocket Costs” means actual, documented out-of-pocket costs and expenses paid by a Party or any of its Affiliates to Third Parties, including to a consultant or contractor of such Party.

1.120“Patent” means (a) any patent, patent application or utility models (including any provisional application, priority application, or international applications) in any country or multinational jurisdiction in the Territory (including any converted application, continuation, continuation-in-part, continued prosecution application or divisional of any such application, any reissue, renewal, extension, registration, confirmation, revalidation, restoration, substitution, reexamination, supplementary protection certificate, pediatric exclusivity period or the like of any such patent); (b) any foreign equivalent of any patent or patent application described in clause (a); and (c) all rights of priority in any of the foregoing.

1.121“Parties” or “Party” has the meaning set forth in the Preamble.

1.122“Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other similar entity or organization.

1.123“Pivotal Clinical Trial” means a Clinical Trial of a Licensed Product that either: (a) would satisfy the requirements of 21 C.F.R. 312.21(c) or corresponding foreign regulations; or (b) is intended (as of the time the Clinical Trial is initiated) to obtain sufficient data to support the filing of a BLA for such Licensed Product. Pivotal Clinical Trial may include (i) a Clinical Trial that is designed to satisfy the requirements of both 21 C.F.R. 312.21(b) and 21 C.F.R. 312.21(c) or corresponding foreign regulations, or (ii) a Clinical Trial that is designed to satisfy the requirements of 21 C.F.R. 312.21(b) that is subsequently optimized or expanded to satisfy the requirements of 21 C.F.R. 312.21(c) or to provide sufficient data to support the filing of a BLA for such Licensed Product, as supported by a Regulatory Authority’s formal meeting minutes or comparable documents, in which case such Pivotal Clinical Trial shall be deemed to have been initiated upon the first dosing of the first human subject under the optimized or expanded protocol for such Clinical Trial.

1.124“Price Approval” means, in any country where a Governmental Authority authorizes reimbursement for, or approves or determines pricing for, pharmaceutical products, receipt (or, if required to make such authorization, approval or determination effective, publication) of such reimbursement authorization or pricing approval or determination (as the case may be).

1.125“Program” means the HD Program or the SMA Program, as applicable. “Programs” means the HD Program and the SMA Program. In the event that the HD Program or SMA Program is terminated as permitted under this Agreement, such terminated HD Program or SMA Program will no longer be considered a Program under this Agreement.

1.126“Program Payload” means the HD Program Payload and/or the SMA Program Payload, as applicable.

1.127“Program Target(s)” means the SMA Target and/or the HD Target(s), as applicable.

1.128“Program Capsid Patents” has the meaning set forth in Section 8.3.3.

1.129“Program Patents” means the Patents described in subsection (b) and (c) of the definition of Licensed Patent.

1.130“Prosecution and Maintenance” or “Prosecute and Maintain” means, with regard to a Patent: (a) the preparation, filing, prosecution, maintenance, and requests for patent term adjustments or patent term extensions, including terminally disclaiming an application or issued patent of or for such Patent, as well all appeals therefrom; and (b) any proceeding, other than routine ex parte prosecution, which challenges such Patent occurring independently of litigation of the Patent, including re-examinations, nullity actions, interferences, oppositions, derivation proceedings, post-grant reviews, reissues, and other similar proceedings with respect to such Patent and any appeals therefrom.

1.131“Receiving Party” has the meaning set forth in Section 9.1.

1.132“Redacted Version” has the meaning set forth in Section 9.5.2.

1.133“Regulatory Approval” means the approval of the applicable Regulatory Authority necessary for the marketing and sale of a product in a country(ies), including any required Price Approval.

1.134“Regulatory Approval Application” means a Regulatory Filing submitted to an applicable Regulatory Authority to obtain Regulatory Approval to market and sell a particular product in the country or countries that such Regulatory Authority is responsible for, including any amendments thereto and supplemental applications.

1.135“Regulatory Authority” means the FDA in the United States or any Governmental Authority in another country in the Territory that is a counterpart to the FDA and holds responsibility for granting Regulatory Approval for a product in such country, including the EMA, and any successor(s) thereto.

1.136“Regulatory Filing” means, with respect to a product, any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to such product, or its use or potential use in the Field, including any document submitted to any Regulatory Authority, including any IND, any Regulatory Approval Application and any correspondence with any Regulatory Authority with respect to such product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.137“Related Third Party IP” has the meaning set forth in Section 5.2.2.

1.138“Relevant Capsid Patents” has the meaning set forth in Section 10.2.2.

1.139“Relevant Factors” means all relevant factors that may affect the Development, Regulatory Approval or Commercialization of a Licensed Product, including (as applicable): actual and potential issues of safety, efficacy or stability; product profile (including product modality, category and mechanism of action); stage of development or life cycle status; actual and projected Development, Regulatory Approval, Manufacturing, and Commercialization costs; any issues regarding the ability to Manufacture or have Manufactured any Licensed Capsid or Licensed Product; the likelihood of obtaining Regulatory Approvals (including satisfactory or required Price Approvals); the timing of such approvals; the current guidance and requirements for Regulatory Approval for the Licensed Product and similar products and the current and projected regulatory status; labeling or anticipated labeling; the then-current competitive environment and the likely competitive environment at the time of projected entry into the market; past performance of the Licensed Product or similar products; present and future market potential; the ability to obtain adequate supply of any Licensed Capsid or Licensed Product, or any component thereof, from any Third Party as may be required to Develop, secure Regulatory Approval for or Commercialize any Licensed Capsid or Licensed Product; Patents of a Third Party; existing or projected pricing, sales, reimbursement and profitability; pricing or reimbursement changes in relevant countries; proprietary position, strength and duration of patent protection and anticipated exclusivity; and other relevant scientific, technical, operational and commercial factors.

1.140“Relevant HD Payload Patents” has the meaning set forth in Section 10.2.2.

1.141“Relevant Patents” has the meaning set forth in Section 10.2.2.

1.142“Representatives” means: (a) with respect to Novartis, Novartis and its Affiliates and each of their respective officers, directors, employees, consultants, contractors, and agents; and (b) with respect to Voyager, Voyager and its Affiliates and each of their respective officers, directors, employees, consultants, contractors, and agents.

1.143“Residual Knowledge” means knowledge, techniques, experience and Know-How that: (a) are, or are based on any Confidential Information Controlled by the Disclosing Party; and (b) are retained in the unaided memory of any authorized Representative of the Receiving Party after having access to such Confidential Information. An individual’s memory will be considered to be unaided if the individual has not intentionally memorized the Confidential Information for the purpose of retaining and subsequently using or disclosing it. In no event, however, will Residual Knowledge include any knowledge, techniques, experience and Know-How to the extent (at any time, for such time) within the scope of any issued, valid, and enforceable patent claim Controlled by the Disclosing Party.

1.144“Restricted Market” has the meaning set forth in Section 13.8.1.

1.145“Restricted Party” has the meaning set forth in Section 13.8.2.

1.146“Royalty Floor” has the meaning set forth in Section 7.5.5.

1.147“Royalty Term” means, on a country-by-country and Licensed Product-by-Licensed Product basis, the period commencing on the First Commercial Sale of such Licensed Product in such country and terminating upon the latest to occur of: (a) expiration of the last Valid Claim of a Licensed Patent Covering such Licensed Product in such country; (b) termination or expiration of regulatory or data exclusivity for such Licensed Product in such country; and (c) [**] after the First Commercial Sale of such Licensed Product in such country.

1.148“SMA” has the meaning set forth in the recitals.

1.149“SMA Development Candidate” means a product candidate that is Developed as a potential SMA Program Product, which product candidate comprises (a) a Voyager Capsid and (b) an SMA Program Payload, that has been named by Novartis as an SMA Development Candidate pursuant to Section 2.4.

1.150“SMA Program” means the activities under this Agreement related to Development of AAV Gene Therapy Products directed to the SMA Target intended for treatment of SMA.

1.151“SMA Program Capsid” means a Voyager Capsid for which Novartis has submitted a Capsid Designation Notice pursuant to Section 2.3.

1.152“SMA Program Payload” means a polynucleotide sequence, selected by Novartis, whether single stranded or self-complementary, that is intended to have a therapeutic effect on the SMA Target when packaged into a Voyager Capsid and delivered to the appropriate cells.

1.153“SMA Program Product” means a product comprising an SMA Development Candidate.

1.154“SMA Program Product Patent” means a Novartis SMA Program Product Patent or Voyager SMA Program Product Patent.

1.155“SMA Target” means [**].

1.156“Stock Purchase Agreement” has the meaning set forth in Section 7.1.1.

1.157“Subcommittee” has the meaning set forth in Section 4.1.

1.158“Sublicense” has the meaning set forth in Section 5.3.

1.159“Sublicensee” has the meaning set forth in Section 5.3.

1.160“Tax Action” has the meaning set forth in Section 7.12.3.

1.161 “Term” has the meaning set forth in Section 12.1.

1.162“Territory” means worldwide.

1.163“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

1.164“Third Party Claims” has the meaning set forth in Section 11.1.

1.165“Third Party Capsid License” has the meaning set forth in Section 7.5.2.

1.166“Third Party HD Payload License” has the meaning set forth in Section 7.5.3.

1.167“United States” or “U.S.” means the United States of America and all of its territories and possessions.

1.168“Valid Claim” means, with respect to a particular country and Licensed Patent: (a) a claim of an issued and unexpired Licensed Patent (i) that has not been revoked or held unenforceable, unpatentable or invalid by a decision of a court or other Governmental Authority of competent jurisdiction from which no appeal can be taken or has not been appealed within the time allowed for appeal and (ii) that has not been irrevocably abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise; or (b) a claim of a pending patent application within the Licensed Patent(s) that has not been cancelled, withdrawn, abandoned or finally rejected by an administrative agency action from which no appeal can be taken, provided that any claim in any patent application pending for more than [**] from the earliest date on which such claim claims priority shall not be considered a Valid Claim for purposes of the Agreement from and after such [**] date.

1.169“Voyager” has the meaning set forth in the Preamble.

1.170“Voyager Capsid” means any Capsid that is: (a) made available by Voyager to Novartis for Evaluation under the SMA Program; (b) the subject of Development efforts under the HD Program; or (c) that is otherwise used by Voyager in, or is made available by Voyager to Novartis for use in, any Program during the Term. All Licensed Capsids are Voyager Capsids.

1.171“Voyager Background IP” has the meaning set forth in Section 8.1.2.

1.172“Voyager HD Program Costs” means all Out-of-Pocket Costs and FTE Costs incurred by Voyager to conduct its activities under the HD Program Plan.

1.173“Voyager HD Program Product Patent” means, collectively, any Licensed Patent with claims directed to: (a) the combination of, or product including, (i) any HD Program Capsid and (ii) any HD Program Payload; (b) any HD Program Payload; or (c) any method of use or method of manufacture directed to the Inventions claimed in the Patents described in (a) or (b).

1.174“Voyager IP” means the Capsid Patents, Licensed Patents and Voyager Know-How; in each case to the extent licensed to Novartis under Section 5.1.

1.175“Voyager Know-How” means Know-How that: (a) is Controlled by Voyager or any of its Affiliates as of the Effective Date or that comes into the Control of Voyager or any of its Affiliates during the Term (other than through the grant of a license by Novartis); (b) is disclosed or is required to be disclosed by or on behalf of Voyager to Novartis in connection with this Agreement; and (c)(i) relates to any Voyager Capsid or the Exploitation of any Voyager Capsid for use in any SMA Program Product or HD Program Product, (ii) is necessary or reasonably useful to Exploit any SMA Program Payload provided to Novartis by Voyager for use in the SMA Program as part of an SMA Program Product, or (iii) is necessary or reasonably useful to Exploit any HD Candidate or HD Program Product (including any HD Program Capsid or HD Program Payload therein) in the Field and in the Territory. Voyager Know-How includes Voyager’s interest in any Joint Know-How.

1.176“Voyager’s Knowledge” means the actual knowledge, as of the Effective Date, of Voyager’s [**].

1.177“Voyager [**] Platform Patents” means: (a) the Patents set forth in Section  (b)(iv) of Schedule 10.2.2 (including any converted application, continuation, continuation-in-part, continued prosecution application or divisional of any such application, any reissue, renewal, extension, registration, confirmation, revalidation, restoration, substitution, reexamination, supplementary protection certificate, pediatric exclusivity period or the like of any such patent); and (b) any foreign equivalent of any patent or patent application described in clause (a); and (c) all rights of priority in any of the foregoing; in each case, solely to the extent such Patents Cover any HD Candidate, HD Development Candidate or HD Program Product.

1.178“Voyager SMA Program Product Patent” means, collectively, any Licensed Patent with claims directed to: (a) the combination of, or product including, (i) any SMA Program Capsid and (ii) any SMA Program Payload; (b) any SMA Program Payload; or (c) any method of use or method of manufacture directed to the Inventions claimed in the Patents described in (a) or (b).

ARTICLE 2

SMA PROGRAM

2.1Capsid Disclosure, Evaluation and Selection.

2.1.1Campaigns and Disclosure. During the Capsid Evaluation Period, Voyager may (but will not be obligated to), at Voyager’s sole discretion and expense, conduct Campaigns and identify Voyager Capsids that may be useful for AAV Gene Therapy Products. Voyager will disclose to Novartis, on a rolling basis (but no less frequently than [**]), the data relating to the performance characteristics for such Voyager Capsids that may be useful for the SMA Program and that (i) is or becomes Controlled by Voyager during the Capsid Evaluation Period, or (ii) arises from Campaigns conducted by Voyager during the Capsid Evaluation Period.

2.1.2Evaluation of Voyager Capsids for the SMA Program. During the Capsid Evaluation Period, following the disclosure by Voyager to Novartis of a Voyager Capsid, Novartis will have the right, in its sole discretion, to select any number of such Voyager Capsids for Evaluation by written notice to Voyager. Upon receipt of such written notice, Voyager will promptly provide to Novartis plasmids for the production of each such Voyager Capsid selected by Novartis for such Evaluation. Novartis will promptly provide to Voyager all results of such Evaluation that are generated during the Capsid Evaluation Period that are related to biodistribution, expression level, and toxicity of the relevant Voyager Capsid(s) (“Novartis Evaluation Data”); provided that Novartis, in its sole discretion, may choose to redact, mask, or not provide any information related to an SMA Program Payload. Voyager will be free to use such Novartis Evaluation Data for its own internal research purposes, in support of Voyager’s Patent filings, and as part of data packages shared under confidentiality in association with the applicable Voyager Capsid (without attribution of the source of such data to Novartis); provided, however, that (a) Voyager shall not include Novartis Evaluation Data in any Patent filing without Novartis’ prior written consent, which consent shall not be unreasonably withheld and (b) Voyager shall only share the Novartis Evaluation Data with Third Parties who have similarly contracted with Voyager to make available the results of such Third Party’s evaluation of Capsids, subject to similar confidentiality protections. In the event Novartis does not submit a Capsid Designation Notice for a particular Voyager Capsid pursuant to Section 2.3, Novartis will not: (x) disclose the data from the corresponding Evaluation of such Voyager Capsid to any Third Party; or (y) include the data from the corresponding Evaluation of such Voyager Capsid in any Patent filing, except in each case of (x) or (y) where such data has become publicly available through no breach of this Agreement or with Voyager’s prior written consent. Novartis may perform such Evaluation with respect to the SMA Target at any time during the Capsid Evaluation Period.

2.2Reporting Obligations. During the Capsid Evaluation Period, Voyager shall provide written reports summarizing the Voyager Capsids disclosed pursuant to Section 2.1, and Novartis will provide written reports summarizing all results of the Evaluation(s) conducted pursuant to Section 2.1.2 with timing to be mutually agreed by the Parties. Without limiting the foregoing, Novartis shall, during the Term, until the First Commercial Sale of an SMA Program Product and on [**] basis (every [**]), provide a written report setting forth a non-binding overview of the anticipated timelines with respect to the Development and Commercialization of SMA Program Products over the next [**] period, which report shall set forth the anticipated timing for any milestone achievements and major inflection points (e.g., [**]), during such [**] period with respect to the SMA Program. The Alliance Managers will coordinate meetings to be held within [**] following receipt of such written reports to discuss the contents of such reports, with each Party providing the appropriate personnel to address any reasonable inquiries of the other Party.

2.3Designation of Voyager Capsids as SMA Program Capsids. During the Term, after Evaluation of any Voyager Capsid, Novartis may designate any number of such Voyager Capsids as an SMA Program Capsid by providing written notice to Voyager, in accordance with Section 13.7, identifying such Voyager Capsid(s) (a “Capsid Designation Notice”). Upon Voyager’s receipt of each Capsid Designation Notice (the “Designation Notice Date”) each Voyager Capsid identified in the corresponding Capsid Designation Notice will be deemed an “SMA Program Capsid”. Promptly following receipt of Novartis’ Capsid Designation Notice, Voyager will provide Novartis with any Voyager Know-How for the corresponding SMA Program Capsid that has not been previously provided to Novartis as may be reasonably necessary or that the Parties mutually agree may be useful to enable Novartis to Exploit such SMA Program Capsid for use in an SMA Program Product; provided that Voyager shall not provide Novartis with any Know-How that is not reasonably necessary for Exploiting an SMA Program Capsid (such Know-How, “Other Know-How”) without Novartis’ prior written consent. In the event Voyager provides Other Know-How without Novartis’ prior written consent, then (a) the provision of such Other Know-How will not be deemed a breach of this Agreement, and (b) Novartis shall have the right to use such Other Know-How for Development of SMA Program Products unless and until Voyager notifies Novartis of any inadvertent disclosure of Other Know-How, in which event Novartis shall destroy all such Other Know-How to the extent not previously relied upon in the Development of SMA Program Products.

2.4SMA Development Candidates. On and after the Designation Notice Date, Novartis shall be solely responsible, in its sole discretion (but subject to its obligations under this Agreement (including Section 6.2.1)), for Developing SMA Development Candidates, including the selection of an SMA Program Payload to utilize with an SMA Program Capsid. Novartis shall notify Voyager in writing promptly upon (in any event, no greater than [**] after) the designation of any SMA Development Candidate.

2.5SMA Program Costs. Each Party will conduct its activities under the SMA Program at its own cost and expense.

2.6Alliance Managers. Alliance Managers will be appointed for the SMA Program in accordance with Section 4.5.

ARTICLE 3

HD PROGRAM

3.1HD Program Plan. The HD Program Plan sets forth (and will at all times set forth): (a) a detailed summary of the anticipated activities for each Party over the next [**] period; (b) an overview of the anticipated activities and timeline with respect to Development and Commercialization of HD Program Product(s) over the next [**] period, which shall set forth the anticipated timing for all significant Development and Commercialization events, including milestone achievement (collectively, the “HD Program Timelines”); and (c) a budget for all of Voyager’s activities under the HD Program (the “Development Budget”). Until completion of the HD Program Plan, the JSC will, prior to the end of each [**], review the HD Program Plan and determine whether to update such plan, and shall prepare a detailed budget under the HD Program Plan for the subsequent [**]. A Party may also develop and submit to the JSC from time-to-time proposed amendments to the HD Program Plan. The JSC shall review such proposed amendments and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon any such approval by the JSC, the HD Program Plan shall be deemed amended accordingly.

3.2HD Program Responsibilities. Each Party shall have the respective responsibilities assigned to it under the HD Program Plan. Voyager will be primarily responsible for Developing Voyager Capsids for the HD Program and discovering HD Development Candidates in accordance with the HD Program Plan until the first IND for an HD Program Product is filed. After the first IND for an HD Program Product is filed, Novartis will be solely responsible for further Development and Commercialization of each HD Program Product and all HD Development Candidates. Novartis will be responsible for filing any IND for an HD Program Product, and Voyager will provide reasonable cooperation, including providing supporting activities as specified in the HD Program Plan. Notwithstanding a Party’s responsibility, the Parties may collaborate on animal studies and certain other preclinical work with respect to the HD Program as specified in the HD Program Plan. The Parties shall conduct their respective activities as set forth in the HD Program Plan and shall use Commercially Reasonable Efforts to do so in accordance with the timelines and budgets set forth therein.

3.3Reporting Obligations. On a [**] basis until the first IND for an HD Program Product is filed, in advance of each regularly-scheduled JSC meeting, each Party that conducted activities under the HD Program Plan in such [**] shall provide the JSC with reports describing the progress and results achieved by such Party since the last report and the overall progress with respect to such Party’s activities under the HD Program Plan and HD Program Timelines. Following the first IND for an HD Program Product, Novartis shall, during the Term until the First Commercial Sale of an HD Program Product and on [**] basis (every [**]), provide a written report setting forth a non-binding overview of the anticipated timelines with respect to the Development and Commercialization of HD Program Products over the next [**] period, which shall set forth the anticipated timing for all milestone achievements and major infection points during such [**] period with respect to the HD Program. The Alliance Managers will coordinate meetings to be held within [**] following receipt of such written reports to discuss the contents of such reports, with each Party providing the appropriate personnel to participate in such meeting.

3.4HD Development Candidate(s). If Voyager determines that any HD Candidate arising out of the HD Program meets the HD DC Criteria, Voyager will notify the JSC. In such event, the JSC will meet to review and discuss the data regarding such HD Candidate, determine whether such HD Candidate meets the HD DC Criteria and determine whether to elect such HD Candidate as an HD Development Candidate. If [**], then such HD Candidate will thereafter be deemed to be an HD Development Candidate hereunder.

3.5Voyager HD Program Costs. Novartis shall be responsible for all Voyager HD Program Costs in accordance with Section 7.7.

ARTICLE 4

MANAGEMENT OF THE HD PROGRAM

4.1Joint Steering Committee. The Parties hereby establish a Joint Steering Committee (the “JSC”) to serve as: (a) the oversight and decision-making body for the activities under the HD Program Plan for the HD Program; and (b) a forum for information exchange and discussion with respect to all other activities under the HD Program; in each case ((a) and (b)) as more fully described in this ARTICLE 4. The Parties anticipate that the JSC will not be involved in day-to-day implementation of the activities under the HD Program but shall have the responsibilities and decision-making authority set forth herein or as mutually agreed by the Parties in writing from time to time. The JSC may establish subcommittees as set forth in Section 4.1.2 (each a “Subcommittee”).

4.1.1Responsibilities. The JSC shall perform the following functions, subject to the limitations and final decision-making authority of the respective Parties as set forth in Section 4.4:

(a)serve as an information transfer vehicle to facilitate discussions regarding the Development of HD Candidates and progress under the HD Program Plan, including the HD Program Timelines, with respect to the HD Program;

(b)finalize the HD DC Criteria within [**] after the Effective Date;

(c)review and determine whether to update the HD Program Plan (including the Development Budget) at the end of each [**], or at other times, in accordance with Section 3.1;

(d)review and approve any substantive amendments to the HD Program Plan proposed by a Party, including any amendments to the Development Budget;

(e)review and discuss progress reports on the Parties’ activities under the HD Program Plan as submitted by each Party, including the reports submitted under Section 3.3 and the progress with respect to the HD Program Timelines;

(f)address any issues or disputes arising between the Parties regarding the conduct of the Parties’ activities under the HD Program Plan;

(g)review and discuss HD Program Product formulation and formulation optimization;

(h)form such Subcommittees as it deems necessary to achieve the objectives and intent of the HD Program in accordance with this Agreement; and

(i)perform such other responsibilities as may be expressly assigned to the JSC pursuant to this Agreement or as may be mutually agreed upon in writing by the Parties (through their authorized representatives outside of the JSC) in writing from time to time.

Notwithstanding anything to the contrary, the JSC shall not have any authority beyond the specific matters set forth in this Section 4.1.1, and the JSC’s authority will be subject to the limitations set forth in Section 4.4.4.

4.1.2Formation and Dissolution of Subcommittee(s). The JSC may, in its discretion, establish Subcommittees from time to time to handle specific matters within the scope of the JSC’s area of authority and responsibility, and no Subcommittee’s authority and responsibility may be greater than that of the JSC itself. Each Subcommittee shall have such authority and responsibility as determined by the JSC from time to time, and decisions and recommendations of any Subcommittee shall be made in accordance with Section 4.4. The JSC shall determine when each Subcommittee it forms shall be dissolved.

4.1.3Membership. Each Committee shall be composed of an equal number of representatives appointed by each of Voyager and Novartis. The JSC shall be comprised of [**] representatives of each Party, and each other Committee shall be comprised of such number of representatives of each Party as is agreed upon by the Parties. Each individual appointed by a Party as a representative to the JSC shall be an employee of such Party. Each individual appointed by a Party as a representative to any Subcommittee shall be an employee of such Party, an employee of such Party’s Affiliate or, upon the other Party’s approval, a contractor to such Party or its Affiliate. Each Party may replace any of its Committee representatives at any time upon written notice to the other Party, which notice may be given by e-mail sent to the other Party’s co-chairperson of such Committee. Each Committee shall be co-chaired by one designated representative of each Party. Any member of a Committee may designate a substitute who is an employee of the applicable Party to attend and perform the functions of that member at any meeting of such Committee, as applicable. Notwithstanding the foregoing, each Party shall ensure at all times during the existence of a Committee that its representatives (including any replacements or substitutes therefor) on such Committee are appropriate in terms of seniority, experience, expertise and decision-making authority and are subject to obligations of confidentiality and non-use with respect to the other Party’s Confidential Information that are no less stringent than those set forth in ARTICLE 9.

4.2JSC Meetings. The co-chairpersons shall be responsible, with respect to their Committee, for: (a) calling meetings; (b) preparing and circulating an agenda in advance of each meeting; provided that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (c) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (d) preparing and issuing minutes of each meeting within [**] (or such shorter time as is agreed by the relevant Committee) thereafter. The location of regularly scheduled meetings shall alternate between Voyager’s offices and Novartis’ offices located in the Boston, Massachusetts area, unless otherwise agreed by such Committee. Such Committee may also determine that a meeting will instead be held telephonically, by video conference or by any other media; provided, however, that the JSC shall hold at least [**] in person each [**] unless the Parties mutually agree otherwise. Each Party may designate the same individual as a representative on more than one Committee. Each Party will bear all expenses it incurs in regard to participating in all meetings of each Committee, including all travel and lodging expenses.

4.3Disbandment of the JSC. The JSC shall meet [**] until the first IND for an HD Program Product is filed. Following the filing of the first IND for an HD Program Product the JSC will automatically be fully dissolved and shall have no further responsibilities or authority under this Agreement (unless otherwise agreed by the Parties in writing). Thereafter, the exchange of information under this Agreement related to the progress of the HD Program shall be made through the Alliance Managers and in accordance with Section 3.3.

4.4Decision-Making.

4.4.1Escalation to the JSC. Except as otherwise expressly provided herein, all decisions of each Committee shall be made by consensus, with all of a Party’s voting members collectively having one (1) vote. If a Subcommittee is incapable of reaching unanimous agreement on a matter before it within [**] after first attempting to decide such matter, the matter shall be referred to the JSC for resolution. Unless the Parties mutually agree otherwise, the JSC shall attempt to reach unanimous agreement on any matter within the scope of its authority within [**] after first attempting to decide such matter. If the JSC does not resolve such matter as set forth in this Section 4.4.1, then either Party may escalate the matter to the Executive Officers for resolution in accordance with Section 4.4.2. Notwithstanding the foregoing, matters in dispute for which greater exigency is required, may be escalated more quickly as agreed by the Parties.

4.4.2Escalation to the Executive Officers. The Parties’ respective Executive Officers shall meet within [**] after a matter within the scope of the JSC’s authority is referred to them for resolution pursuant to Section 4.4.1, and shall negotiate in good faith to attempt to resolve the matter. If the Executive Officers are unable to resolve such matter within [**] after the matter is referred to them, then the matter will be determined in accordance with Section 4.4.3.

4.4.3Final Decision Making Authority. With respect to any matter within the scope of the JSC’s authority that remains unresolved after escalation to the Executive Officers under Section 4.4.2 [**].

4.4.4Limitations on Scope and Final Decision-Making Authority. In no event shall any Committee or any Party alone have the power or authority to: (i) amend or modify this Agreement, or waive compliance with its terms; (ii) determine whether a Party has fulfilled or breached its obligations under this Agreement; (iii) impose any requirements on either Party to undertake obligations beyond those for which it is responsible, or to forgo any of its rights, under this Agreement; (iv) make a decision that is expressly stated under this Agreement to require the mutual agreement of the Parties; (v) make a decision that could reasonably be expected to cause Voyager to breach an In-License Agreement or give rise to the right of the applicable Inbound Licensor to take any action under such In-License Agreement; or (vi) require any Party to perform any act that it reasonably believes to be inconsistent with any Law. In addition, Novartis will not have the right to exercise any final decision-making authority to: [**]. Any decision made by the Executive Officers in accordance with Section 4.4.2 or by a Party in accordance with this Section 4.4 shall be considered a decision made by the JSC.

4.5Alliance Managers. Within [**] after the Effective Date, each Party will appoint an individual to act as an alliance manager for such Party (each, an “Alliance Manager”) for each Program. A Party may appoint the same individual to be the Alliance Manager for both Programs. The Alliance Managers will be the primary point of contact for the Parties under this Agreement. The name and contact information for each Party’s Alliance Manager, as well as any replacement chosen by such Party, in its sole discretion, from time to time, will be promptly provided to the other Party in writing. Each Party may change its designated Alliance Manager at any time upon written notice to the other Party; provided that each Party will maintain an Alliance Manager throughout the duration of the Term. The Parties may mutually agree in writing to eliminate the requirement to maintain an Alliance Manager at any time.

4.6Authority. Each Party will retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion will be delegated to or vested in the JSC or any other Subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

ARTICLE 5

GRANT OF LICENSES

5.1Licenses to Novartis.

5.1.1SMA Program Evaluation License. Subject to the terms and conditions of this Agreement, Voyager hereby grants to Novartis and its Affiliates, and Novartis hereby accepts, a non-exclusive (subject to Section 10.5), non-transferable (except in accordance with Section 13.4), non-sublicensable (except in the case of contractors performing services related to Evaluation for or on behalf of Novartis), worldwide, royalty-free right and license during the Term, under the Capsid Patents and Voyager Know-How, to Evaluate each Voyager Capsid during the Capsid Evaluation Period for use with the SMA Target and to determine whether to name a Voyager Capsid as an SMA Program Capsid in accordance with Section 2.3.

5.1.2SMA Program Exclusive License from Voyager to Novartis.

(a)Subject to the terms and conditions of this Agreement, Voyager hereby grants to Novartis and its Affiliates, and Novartis hereby accepts, an exclusive (even as to Voyager), sublicensable (in accordance with Section 5.3), non-transferable (except in accordance with Section 13.4), royalty-bearing, right and license, under the Licensed Patents and Voyager Know-How, to Exploit SMA Program Capsid(s) and SMA Program Payloads as incorporated into SMA Program Products in the Field and in the Territory during the Term.

(b)In the event Novartis assigns any SMA Program Product Patent to Voyager in accordance with Section 8.3.7, Voyager hereby grants to Novartis and its Affiliates an exclusive (even as to Voyager), non-transferable (except in accordance with Section 13.4), perpetual, non-revocable, world-wide, sub-licensable license under such assigned SMA Program Product Patent for all purposes, including Exploitation of any Capsid. The foregoing license shall be royalty free, except with respect to any granted and valid independent claim of such assigned SMA Program Product Patent that recites the SMA Program Capsid sequence or that otherwise relies upon recitation of the SMA Program Capsid sequence for the novelty or non-obviousness of the claim (other than those SMA Program Product Patents assigned under Section 8.3.7(ii)), in which case Novartis shall be responsible for all payment obligations as would apply to a Licensed Patent.

Notwithstanding anything to the contrary, the exclusive licenses in this Section 5.1.2 are exclusive solely as each relates to the Exploitation of a Licensed Product in relation to the SMA Target.

5.1.3HD Program Exclusive License from Voyager to Novartis.

(a)Subject to the terms and conditions of this Agreement, Voyager hereby grants to Novartis and its Affiliates, and Novartis hereby accepts, an exclusive (even as to Voyager), non-transferable (except in accordance with Section 13.4), sublicensable (in accordance with Section 5.3), royalty-bearing, right and license, under the Licensed Patents and Voyager Know-How, to Exploit HD Program Products in the Field in the Territory during the Term. The foregoing license shall be subject to Voyager’s retained rights under the Voyager IP to conduct the activities allocated to Voyager under the HD Program Plan or otherwise under Section 5.4 through Section 5.5 and Section 10.5 of this Agreement.

(b)In the event Novartis assigns any HD Program Product Patent to Voyager in accordance with Section 8.3.7, Voyager hereby grants to Novartis and its Affiliates an exclusive (even as to Voyager), non-transferable (except in accordance with Section 13.4), perpetual, non-revocable, world-wide, sub-licensable license under such assigned HD Program Product Patent for all purposes, including Exploitation of any Capsid. The foregoing license shall be royalty free, except with respect to any granted and valid independent claim of such assigned HD Program Product Patent that recites the HD Program Capsid sequence or that otherwise relies upon recitation of the HD Program Capsid sequence for the novelty or non-obviousness of the claim (other than those HD Program Product Patents assigned under Section 8.3.7(ii)), in which case Novartis shall be responsible for all payment obligations as would apply to a Licensed Patent.

5.1.4Right of Reference. Voyager hereby grants to Novartis a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) (or any analogous Law recognized outside of the United States), to all data Controlled by Voyager or its Affiliates that relates to any Licensed Capsid or Licensed Product solely for purposes of seeking Regulatory Approval for Licensed Products, and Voyager shall provide a signed statement to this effect, if requested by Novartis, in accordance with 21 C.F.R. § 314.50(g)(3) (or any analogous Law outside of the United States).

5.2In-License Agreements.

5.2.1Scope of Rights under In-License Agreements; Compliance. [**]. To the extent Patents under the In-License Agreements are sublicensed to Novartis hereunder, Novartis covenants to comply with, and to cause its Affiliates and Sublicensees to comply with the In-License Agreements pursuant to their terms. To the extent there is a conflict between any of the terms of any In-License Agreement and the rights granted to Novartis hereunder (including with respect to any sublicensing rights, Prosecution and Maintenance, enforcement and defense rights) the terms of such In-License Agreement shall control with respect to the Know-How and Patents licensed to Voyager under such In-License Agreement.

5.2.2Related Third Party IP. If either Party becomes aware of any Third Party’s Know-How that would be necessary or reasonably useful for the Exploitation of an HD Candidate or HD Program Product, or any Third Party’s Patent that Covers any HD Candidate or HD Program Product in the Territory (“Related Third Party IP”), such Party shall promptly notify the other Party, and the Parties shall discuss whether to seek a license under such Related Third Party IP, subject to Section 5.2.3 and Section 5.2.4. Voyager shall have the first right (in Voyager’s sole discretion) to enter into Third Party licenses for Related Third Party IP that Covers a Voyager Capsid with or without a payload. Nothing contained in this Section 5.2.2 creates an obligation for Voyager to obtain any license from a Third Party.

5.2.3Future In-Licenses. If, after the Effective Date, Voyager or any of its Affiliates enters into a Future In-License Agreement with a Third Party pursuant to which Voyager or its Affiliate obtains Control over a Third Party’s Know-How or Patents that would be included within Voyager IP, Voyager shall promptly provide such Future In-License Agreement to Novartis and provide any information reasonably requested by Novartis for Novartis to evaluate the rights licensed under such agreement. If Novartis agrees in writing to pay the share of the payments due to Inbound Licensors applicable to any Licensed Product (including any candidate to be a Licensed Product and any payload component of a Licensed Product, but excluding amounts payable with respect only to the Voyager Capsid component of the Licensed Product), as well as a reasonably allocable share of any other payments due to Inbound Licensors not specific to a compound or product, in each case only as and to the extent set forth in Section 5.2.4, then (and only then) will the Third Party’s Know-How or Patents under the Future In-License Agreement be included in the license granted to Novartis under Section 5.1.3, in which case it will be considered Voyager IP hereunder.

5.2.4Payments Related to In-License Agreements. As between the Parties, the amounts payable under all In-License Agreements shall be allocated as follows: [**].

5.2.5Reporting Under the In-License Agreements. Novartis shall prepare and deliver to Voyager any additional reports required under the applicable In-License Agreements of Voyager, in each case to the extent requested by Voyager, and, provided that Voyager has notified Novartis reasonably sufficiently in advance of the applicable deadline, to enable Voyager to comply with its obligations under the applicable In-License Agreements.

5.2.6Voyager Obligations under the In-License Agreements. Except as otherwise mutually agreed by the Parties in writing or contemplated by this Agreement, Voyager shall timely perform its obligations under each of the Existing In-License Agreements and any Future In-License Agreements in all material respects and maintain them in full force and effect during the Term (subject to the expiration provisions of each Existing In-License Agreement and any Future In-License Agreements), including timely payment of all amounts due to be paid by Voyager thereunder. Voyager will not knowingly breach any Existing In-License Agreement or Future In-License Agreement. Except as otherwise mutually agreed by the Parties in writing or contemplated by this Agreement, Voyager shall not modify or amend any Existing In-License Agreement and any Future In-License Agreements during the Term in a manner that would or would reasonably be expected to adversely affect Novartis in any material respect without Novartis’ advance, written consent. During the Term, Voyager will not exercise, waive, release, or assign any rights under any Existing In-License Agreement or any Future In-License Agreement in any manner that would limit, restrict or otherwise adversely affect in any material respect the rights granted to Novartis hereunder, in each case, without obtaining Novartis’ prior written consent. As of the Effective Date, Voyager and its Affiliates are not parties to any agreement with a Third Party other than the Existing In-License Agreements pursuant to which Voyager or its Affiliates obtained rights to Voyager Capsids, Licensed Patents or Voyager Know-How.

5.3Novartis’ Sublicensing Rights. Novartis and its Affiliates will have the right to grant and authorize sublicenses through multiple tiers under the rights granted to it under this Agreement by Voyager, including Section 5.1.2 and Section 5.1.3, for the Exploitation of a Licensed Product (each such Third Party, a “Sublicensee”). Novartis will use Commercially Reasonable Efforts to include in each Sublicense, an obligation of the Sublicensee to provide Novartis with written notice of its achievement of a Development Milestone Event within [**] after such Sublicensee achieves the Development Milestone Event. Within [**] following execution of a sublicense with a Sublicensee (a “Sublicense”), Novartis will provide Voyager with a fully executed copy of the corresponding Sublicense, which copy may be redacted by Novartis to remove confidential or commercially sensitive information and any other information that is not necessary to demonstrate compliance with the terms of this Agreement. Each sublicense will be consistent with the terms of this Agreement. During the Term, Novartis will be responsible for any act or omission by a Sublicensee that would be a breach of this Agreement if such act or omission had been engaged in by Novartis. Novartis shall remain responsible for the payment to Voyager of all Development Milestone Payments, Sales Milestone Payments, and royalties that are payable with respect to the Development Milestone Event(s) achieved by, or the Net Sales of, a Licensed Product made by such Sublicensees.

5.4Licenses to Voyager. Subject to the terms and conditions of this Agreement, Novartis hereby grants to Voyager, and Voyager accepts, a non-exclusive, royalty-free, non-transferable (except in accordance with Section 13.4), sublicensable right and license, under the Novartis IP disclosed or is required to be disclosed by or on behalf of Novartis to Voyager in connection with this Agreement, solely to conduct the Development activities allocated to Voyager under the HD Program Plan in accordance with this Agreement.

5.5Scope of Exclusivity. Notwithstanding anything to the contrary set forth in this Agreement, (a) the exclusive licenses and exclusivity covenants set forth in this Agreement will not prevent Voyager from internal Development activities relating to the Voyager Capsids; and (b) nothing in this Agreement will prevent Voyager from Exploiting (or granting rights to an

Affiliate or Third Party to Exploit) any Licensed Capsid for use with payloads intended to have a therapeutic effect on targets other than the SMA Target and the HD Targets.

5.6No Other Rights. Except as otherwise expressly provided in this Agreement, under no circumstances will a Party, as a result of this Agreement, obtain any ownership interest, license right or other right in any Know-How, Patent, or other intellectual property rights of the other Party or any of its Affiliates, including items owned, controlled, developed, or acquired by the other Party or any of its Affiliates, or provided by the other Party to the first Party at any time pursuant to this Agreement.

ARTICLE 6

DEVELOPMENT, REGULATORY AND COMMERCIALIZATION ACTIVITIES

6.1Novartis Authority and Obligations.

6.1.1SMA Program. Novartis will be solely responsible for, and have sole decision-making authority with respect to, at its own expense, the Exploitation of SMA Development Candidates, SMA Program Products and SMA Program Capsids and as they are used to Exploit an SMA Program Product.

6.1.2HD Program. From and after the first IND filing for the HD Program, Novartis will be solely responsible for the Development and Commercialization of HD Program Products, including all further pre-clinical and clinical Development and any Commercialization of the HD Development Candidates and HD Program Products.

6.2Diligence.

6.2.1SMA Program Diligence. Novartis will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for, and after receipt of Regulatory Approval Commercialize, at least one (1) SMA Program Product in (a) the United States, (b) [**]. Except for the foregoing, Novartis will have no other diligence obligations with respect to the Development or Commercialization of SMA Program Products under this Agreement.

6.2.2HD Program Diligence. Upon completion of the HD Program Plan, Novartis will use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for, and after receipt of Regulatory Approval Commercialize, at least one (1) HD Program Product in (a) the United States and (b) [**]. Except for the foregoing, Novartis will have no other diligence obligations with respect to the Development and Commercialization of HD Program Products under this Agreement.

6.2.3Exceptions to Diligence Obligations. Notwithstanding any provision of this Agreement to the contrary, Novartis will be relieved of its diligence obligations under this Agreement with respect to any Licensed Product to the extent that any of the following occurs with respect to such Licensed Product:

(a)Novartis or Voyager receives, generates, or otherwise becomes aware of, any safety, tolerability, or other data reasonably indicating or signaling that a Licensed

Capsid or Licensed Product has or would have an unacceptable risk-benefit profile or is otherwise not reasonably suitable for initiation or continuation of Clinical Trials; or

(b)Novartis or Voyager receive any notice, information or correspondence from any applicable Regulatory Authority, or any applicable Regulatory Authority takes any action, that reasonably indicates that a Licensed Product is unlikely to receive Regulatory Approval.

6.2.4Deemed Satisfaction of Novartis’s Diligence Obligations. Without in any way expanding Novartis’s obligations under this Agreement:

(a)Novartis’s achievement of any Development Milestone Event entitling Voyager to receive a specific Development Milestone Payment described in Section 7.2.2 will be conclusive evidence that Novartis has satisfied all of its diligence obligations under this Agreement for the corresponding Licensed Product, up to the point such Development Milestone Event is achieved; and

(b)Novartis’s payment, and Voyager’s acceptance, of any Sales Milestone Payment as set forth in Section 7.2.3 will be conclusive evidence that Novartis has satisfied all its diligence obligations under this Agreement for the corresponding Licensed Product up to the date of the achievement of such milestone and if Voyager does not return in full a Sales Milestone Payment by Novartis with a written rejection of such payment within [**] of receipt, Voyager shall be deemed to have accepted such Sales Milestone Payment.

(c)For the avoidance of doubt, the provisions of Section 6.2.4 are intended only as examples of diligence constituting satisfaction of Novartis’s diligence obligations. Novartis may fully satisfy its diligence obligations without achieving any of the specific diligence examples set forth in Section 6.2.4, provided that Novartis otherwise complies with the provisions of Section 6.2.1 or Section 6.2.2, as applicable.

6.2.5Assertion of Novartis Diligence Obligation Claims. If Voyager is or becomes aware of facts that might form a reasonable basis to allege that Novartis has failed to meet any of its diligence obligations, then Voyager will promptly notify Novartis in writing of such potential alleged performance failure (each such potential alleged performance failure, a “Diligence Issue”). Promptly upon Novartis’ receipt of any notice of a Diligence Issue pursuant to this Section 6.2.5, the Novartis Alliance Manager will contact the Voyager Alliance Manager to discuss the specific nature of such Diligence Issue and seek to identify an appropriate corrective course of action. If, no later than [**] after Novartis’ receipt of such a notice, (i) the Parties have not reached consensus regarding whether Novartis has failed to satisfy its obligations pursuant to Section 6.2.1 or Section 6.2.2 and (ii) the Parties have not agreed upon an appropriate corrective course of action for such Diligence Issue, then such Diligence Issue will be escalated and resolved pursuant to the dispute resolution provisions set forth in Section 13.2. If Voyager fails to notify Novartis of a Diligence Issue (which notification may accomplished through JSC or Alliance Manager discussions) pursuant to this Section 6.2.5 within [**] after the date that Voyager first discovers such Diligence Issue, then Novartis will be deemed to have satisfied its obligations under Section 6.2.1 or Section 6.2.2 (as applicable) with respect to such Diligence Issue.

6.2.6Remedies for Breach of Novartis Diligence Obligations. If Novartis materially breaches any of its diligence obligations under Section 6.2.1 or Section 6.2.2, and Novartis fails to timely remedy such breach within [**] after Novartis’ receipt of notice of such breach from Voyager (or if such breach is not reasonably curable within [**] and if Novartis is making a bona fide effort to cure such breach, within a time period to be agreed by both Parties in order to permit Novartis a reasonable period of time to cure such breach, the time to remedy such breach shall be extended for a time period to be agreed by both Parties in order to permit Novartis a reasonable period of time to cure such breach), then Voyager may, in its sole discretion, elect to either: (i) terminate this Agreement pursuant to the provisions of Section 12.2.1 on a Program-by-Program or country-by-country basis; or (ii) convert any exclusive license or sublicense granted to Novartis under this Agreement with respect to the applicable terminated Program in any applicable country into a non-exclusive license (in which event the exclusivity obligations with respect to the applicable Program in the applicable country under Section 10.5 will immediately terminate).

6.2.7Cooperation. Upon Novartis’ request and at Novartis’ expense, Voyager will provide Novartis with reasonable assistance in connection with Novartis’ preparation of any portion(s) of the relevant Regulatory Filings that relate to the Licensed Products, including by providing relevant data in Voyager’s possession and participating in meetings between the Parties to prepare documents to be filed.

6.3Remedy for Novartis Deprioritizing a SMA Program Capsid. Without limiting Novartis’ obligations under Section 6.2.1, if, (a) during the period beginning on the Designation Notice Date of an SMA Program Capsid and ending on the date of First Commercial Sale by Novartis of an SMA Program Product in the United States and at least [**] (whichever is later), Novartis Advances an AAV Gene Therapy Product candidate incorporating an SMA Program Payload for Development with a Capsid other than an SMA Program Capsid, and (b) Novartis does not Advance an AAV Gene Therapy Product candidate incorporating an SMA Program Capsid and an SMA Program Payload in its Development efforts for any continuous [**] period (including efforts aimed at continuing Development through an Affiliate or Sublicensee), as indicated in Novartis’ [**] report made under Section 2.2, then, within [**] after receiving such report, Voyager shall notify Novartis in accordance with Section 13.7 of any objection it has to Novartis’ decision to not Advance an AAV Gene Therapy Product candidate incorporating an SMA Program Capsid and an SMA Program Payload. If Voyager timely notifies Novartis of its objection, Novartis shall, by written notice to Voyager within [**] after Novartis’ receipt of Voyager’s notice, elect in Novartis’ sole discretion to either (i) promptly Advance an AAV Gene Therapy Product candidate that incorporates the SMA Program Capsid and an SMA Program Payload, or (ii) [**] to Novartis under this Agreement [**], in which event (A) all subsequent development obligations under Section 6.2.1 will terminate for the corresponding SMA Program Product, (B) the exclusivity obligations with respect to the SMA Target under Section 10.5 will immediately terminate, and (C) all amounts for the corresponding SMA Program Product that would be due hereunder shall be reduced by [**] percent ([**]%).  For the avoidance of doubt, nothing in this Section 6.3 shall be deemed to apply to any AAV Gene Therapy Product for which the First Commercial Sale has already occurred in the United States and at least [**] (whichever is later).

6.4Compliance. All activities to be conducted by a Party under this Agreement will be conducted in compliance with applicable Laws.

ARTICLE 7

UPFRONT CONSIDERATION; MILESTONES AND ROYALTIES; PAYMENTS

7.1Upfront Consideration.

7.1.1Upfront Fee. Novartis will pay Voyager an initial, one-time, non-refundable, non-creditable payment of Eighty Million Dollars ($80,000,000) within ten (10) Business Days after receipt of an Invoice from Voyager to be issued no earlier than the Effective Date. Such upfront cash payment shall be allocated by Voyager as set forth on Schedule 7.1.1.

7.1.2Equity Purchase. As of the Effective Date, Voyager and Novartis entered into a stock purchase agreement (the “Stock Purchase Agreement”) whereby Novartis agreed to purchase Twenty Million Dollars ($20,000,000) of Voyager common stock.

7.2Milestone Payments.

7.2.1Generally. Novartis will provide Voyager with written notice (a “Development Milestone Event Notice”) of the achievement of a development milestone event specified in Section 7.2.2 for each of the first SMA Program Product and the first HD Program Product to achieve such milestone event (each, a “Development Milestone Event”). Such notice will be provided within [**] after such Development Milestone Event is achieved; provided that in the case such Development Milestone Event is achieved by a Sublicensee, Novartis’ notice shall be provided within [**] after Novartis receives notice from the corresponding Sublicensee of achieving the Development Milestone Event.

7.2.2Development Milestone Events and Payments. Novartis will pay the milestone payments set forth below for the first SMA Program Product and the first HD Program Product to achieve such Development Milestone Event (each, a “Development Milestone Payment”). After receipt of a Development Milestone Event Notice, Voyager shall submit an Invoice to Novartis with respect to the corresponding Development Milestone Payment. If for any reason a Development Milestone Event (c) below does not occur prior to the occurrence of Development Milestone Event (d) below, then Development Milestone Event (c) will be deemed to occur concurrently with the occurrence of Development Milestone Event (d), and the Development Milestone Payments associated with both Development Milestone Events will be paid following the achievement of Development Milestone Event (d).

	Development Milestone Event	Development Milestone Payment
		SMA Program	HD Program
(a)	[**]	[**] Dollars ($[**])	[**] Dollars ($[**])
(b)	[**]	[**] Dollars ($[**])	[**] Dollars ($[**])

	Development Milestone Event	Development Milestone Payment
		SMA Program	HD Program
(c)	[**]	[**] Dollars ($[**])	[**] Dollars ($[**])
(d)	[**]	[**] Dollars ($[**])	[**] Dollars ($[**])
(e)	[**]	[**] Dollars ($[**])	[**] Dollars ($[**])
(f)	[**]	[**] Dollars ($[**])	[**] Dollars ($[**])
	Totals	Two Hundred Million Dollars ($200,000,000)	Two Hundred Twenty Five Million Dollars ($225,000,000)

*The Development Milestones in (e) and (f) above will be deemed to have been achieved upon the occurrence of [**]. Each of the Development Milestone Payments set forth above will be payable one time only.

7.2.3Sales Milestones. Novartis will pay to Voyager sales milestones with respect to the aggregate Annual Net Sales of all Licensed Products for the first occurrence of each milestone event as follows:

	Milestone Event	Sales Milestone Payment
		SMA Product Program	HD Product Program
(a)	First Calendar Year with aggregate Annual Net Sales exceeding [**] Dollars ($[**])	[**] Dollars ($[**])	[**] Dollars ($[**])
(b)	First Calendar Year with aggregate Annual Net Sales exceeding [**] Dollars ($[**])	[**] Dollars ($[**])	[**] Dollars ($[**])
(c)	First Calendar Year with aggregate Annual Net Sales exceeding [**] Dollars ($[**])	[**] Dollars ($[**])	[**] Dollars ($[**])
(d)	First Calendar Year with aggregate Annual Net Sales exceeding [**] Dollars ($[**])	[**] Dollars ($[**])	[**] Dollars ($[**])

Milestone Event	Sales Milestone Payment
	SMA Product Program	HD Product Program
Totals	Four Hundred Million Dollars ($400,000,000)	Three Hundred Seventy Five Million Dollars ($375,000,000)

Upon receipt of a royalty report under Section 7.6 indicating that a sales milestone has been achieved with respect to a Program, Voyager shall submit an Invoice to Novartis for the applicable sales milestone. Upon receipt of such Invoice, Novartis will pay Voyager the foregoing sales milestones in accordance with Section 7.3.

7.3Invoicing and Payment Procedure. Voyager shall submit an Invoice to Novartis for all amounts due to it under this Agreement. Unless otherwise noted, all fees owed to Voyager will be payable within [**] after Novartis’ receipt of an Invoice from Voyager. All invoices will be delivered to Novartis by email to [**] or other email address as specified by Novartis. All invoice or billing related questions should be referred to Novartis’ finance department at [**] or other email address as specified by Novartis. All payments due from Novartis to Voyager pursuant to this Agreement shall be made in U.S. dollars by wire transfer to the bank account of Voyager set forth in Schedule 7.3 (subject to confirmation) or to another bank account of Voyager specified in writing to Novartis and, in each case, in accordance with such instructions as are provided by Voyager to Novartis from time to time.

7.4Royalties.

7.4.1Royalties on Licensed Products Sold. Subject to the adjustments under Section 7.5, Novartis will make tiered royalty payments to Voyager in respect of Annual Net Sales, on a Licensed Product-by-Licensed Product basis, at the following royalty rates during the applicable Royalty Term:

	Annual Net Sales of an SMA Program Product in the Territory during a Calendar Year during the Royalty Term	Royalty Rate
(a)	Annual Net Sales of an SMA Program Product less than or equal to [**] Dollars ($[**])	[**]%
(b)	Annual Net Sales of an SMA Program Product greater than [**] Dollars ($[**]) but less than or equal to [**] Dollars ($[**])	[**]%

	Annual Net Sales of an SMA Program Product in the Territory during a Calendar Year during the Royalty Term	Royalty Rate
(c)	Annual Net Sales of an SMA Program Product greater than [**] Dollars ($[**])	[**]%

	Annual Net Sales of an HD Program Product in the Territory during a Calendar Year during the Royalty Term	Royalty Rate
(a)	Annual Net Sales of an HD Program Product less than or equal to [**] Dollars ($[**])	[**]%
(b)	Annual Net Sales of an HD Program Product greater than [**] Dollars ($[**]) but less than or equal [**] Dollars ($[**])	[**]%
(c)	Annual Net Sales of an HD Program Product greater than [**] Dollars ($[**]) but less than or equal to [**] Dollars ($[**])	[**]%
(d)	Annual Net Sales of an HD Program Product greater than [**] Dollars ($[**]) but less than or equal to [**] Dollars ($[**])	[**]%
(e)	Annual Net Sales of an HD Program Product greater than [**] Dollars ($[**])	[**]%

7.4.2Calculation of Royalties. Royalties on Annual Net Sales of each Licensed Product in a Calendar Year during the Royalty Term will be paid at the rate applicable to the portion of Net Sales within each of the Annual Net Sales tiers during such Calendar Year. For example, if, during a Calendar Year during the Royalty Term, Annual Net Sales of a HD Program Product in the Territory are equal to $[**], then the royalties payable by Novartis would be calculated by [**].

7.5Royalty Adjustments.

7.5.1Valid Claim Expiration. If, during any Calendar Quarter during the Royalty Term, on a country-by-country and Licensed Product-by-Licensed Product basis, there is no Valid Claim within the Licensed Patents that Covers: (a) the applicable SMA Program Product in such country or (b) the applicable HD Program Product in such country, then the royalty rate for such Licensed Product in such country will be reduced by [**] percent ([**]%) from the average rate(s) otherwise applicable as set forth in Section 7.4.1.

7.5.2Third Party Licenses Pertaining to Voyager Capsids. In the event that, during the Royalty Term on a Licensed Product-by-Licensed Product basis, Novartis, its Affiliates or Sublicensees are required to pay royalties to a Third Party in consideration for a license under Patents Controlled by such Third Party that are reasonably necessary, with respect to any Licensed Product, to Exploit the SMA Program Capsid or HD Program Capsid (as applicable) as part of such Licensed Product in such country, (each, a “Third Party Capsid License”), then Novartis may deduct up to [**] percent ([**]%) of the royalties payable to such Third Party for such Third Party Capsid License(s) from royalties owed by Novartis to Voyager under Section 7.4.1 for Net Sales of the applicable Licensed Product with such reduction continuing in future Calendar Quarters until all such amounts have been expended. In cases where royalties under the Third Party Capsid License are not readily attributable to a country, Novartis may allocate such royalties to countries using a reasonable methodology.

7.5.3Third Party Licenses Pertaining to HD Program Payloads. In the event that, during the Royalty Term on a Licensed Product-by-Licensed Product basis, Novartis, its Affiliates or Sublicensees are required to pay royalties to a Third Party in consideration for a license under Patents Controlled by such Third Party that are reasonably necessary, with respect to any HD Program Product, to Exploit the HD Program Payload as part of such HD Program Product in such country, (each, a “Third Party HD Payload License”), then Novartis may deduct up to [**] percent ([**]%) of the royalties payable to such Third Party for such Third Party HD Payload License(s) from royalties owed by Novartis to Voyager under Section 7.4.1 for Net Sales of the applicable HD Program Product; provided that any such deduction will not reduce royalties owed to Voyager for the applicable Licensed Product in the applicable country to less than [**] percent ([**]%) of the royalty rate that would be apply for the HD Program Product under Section 7.4.1 (with no deductions) in such country with such reduction continuing in future Calendar Quarters until all such amounts have been expended. In cases where royalties under the Third Party HD Payload License are not readily attributable to a country, Novartis may allocate such royalties to countries using a reasonable methodology.

7.5.4Biosimilar Products. If (a) for any Calendar Year in the applicable Royalty Term for a Licensed Product in a country in the Territory where (i) at least one (1) Biosimilar Product with respect to such Licensed Product is being sold in such country, and (ii) the Net Sales of such Licensed Product sold in such country in such Calendar Year are less than [**] percent ([**]%) as compared with the Net Sales of such Licensed Product in that country in the [**] preceding the marketing or sale of the first Biosimilar Product, then (b), subject to Section 7.5.5, the royalty rate payable on Net Sales of such Licensed Product in such country in such Calendar Year would be reduced by [**] percent ([**]%) of the amounts of royalties otherwise applicable on such Net Sales pursuant to Section 7.4.1 for the remainder of the applicable Royalty Term, such reduction to be prorated appropriately in aggregate for the then-current Calendar Year.

7.5.5Limit on Deductions. On a Licensed Product-by-Licensed Product basis, In no event will the cumulative effect of the adjustments in Sections 7.5.1 through Section 7.5.4 reduce the royalties payable to Voyager under Section 7.4.1 by more than [**] percent ([**]%) of the amounts that would otherwise have been payable with respect to the applicable Licensed Product in the applicable country in the applicable Calendar Quarter (the “Royalty Floor”). In the event that a reduction would be permitted under this Section 7.5 but for the fact that such reduction would reduce the applicable royalties payable in accordance with Section 7.4.1 by more than the Royalty Floor, then Novartis may carry over such royalty reduction to payments payable hereunder with respect to any royalty payments owed in any future Calendar Quarter for the applicable

Licensed Product, in each case with such reduction continuing until all such amounts have been expended.

7.6Reports; Payment of Royalty. During the Royalty Term, Novartis will furnish to Voyager a written report within [**] after the end of each Calendar Quarter showing, on a Licensed Product-by-Licensed Product and country-by-country basis, the Net Sales of each Licensed Product in each country of the Territory and the royalties payable under this Agreement. Upon receipt of a royalty report under this Section 7.6, Voyager shall submit an Invoice to Novartis for the applicable royalty payments. Novartis will pay Voyager the foregoing royalties in accordance with Section 7.3.

7.7Payment of Voyager HD Program Costs.

7.7.1Novartis shall reimburse Voyager in accordance with this Section 7.7 for the Voyager HD Program Costs, without mark-up. FTEs shall be reimbursed at the FTE Rate based on FTEs actually utilized, on a Calendar Quarter basis, in arrears. For the avoidance of doubt, the FTE Rate is intended to cover the cost of salaries, benefits, infrastructure costs, travel, general laboratory or office supplies, postage, insurance, training and all other general expenses and overhead items. Indirect personnel (including support functions such as financial, legal or business development) shall not constitute reimbursable FTEs. If additional research activities are requested by Novartis and agreed to by Voyager under the HD Program Plan, an increased Development Budget shall be agreed upon by the JSC in accordance with Section 4.1.1(c) prior to the commencement of such activities and such costs shall be deemed “Voyager HD Program Costs”. Novartis will not be required to reimburse any amounts in excess of the amount which is [**] percent ([**]%) greater than the Development Budget in the HD Program Plan or reimburse any amounts in excess of the amount which is [**] percent ([**]%) greater than the Development Budget in the HD Program Plan without Novartis’ prior written consent.

7.7.2Within [**] following the end of each Calendar Quarter until all activities under the HD Program Plan are complete, Voyager shall prepare and deliver to Novartis (A) a report, in reasonable detail, of all Voyager HD Program Costs reasonably incurred in the prior Calendar Quarter and supporting documentation (including electronic copies of invoices Voyager has paid for such Voyager HD Program Costs) with respect thereto; and (B) an Invoice for such Voyager HD Program Costs reasonably incurred by Voyager during such period. Novartis shall pay all invoiced amounts within [**] after its receipt of an Invoice except that Novartis may withhold any amounts reasonably disputed in good faith by Novartis in writing within such period pending resolution of such dispute.

7.8Accounting; Audit.

7.8.1Records. Novartis agrees to keep, and to require its Affiliates and Sublicensees to keep, full, clear and accurate records for a minimum period of [**] after the end of the Calendar Year to which they pertain, in sufficient detail to enable royalties and other compensation payable to Voyager hereunder to be determined. In addition, Voyager agrees to keep, and to require its Affiliates to keep, full, clear and accurate records for a minimum period of [**] after the end of the Calendar Year to which they pertain, in sufficient detail to enable Voyager HD Program Costs to be determined.

7.8.2Audits. Each Party (the “Audited Party”) agrees, upon not less than [**] prior written notice, to permit, and to require its Affiliates to permit, the books and records specified in Section 7.8.1 to be examined during regular business hours at such place or places where such records are customarily kept by an independent internationally-recognized accounting firm selected by the other Party (the “Auditing Party”) and reasonably acceptable to Audited Party for the purpose of verifying reports provided (or required to be provided) by Novartis under this ARTICLE 7 or otherwise verifying the amounts payable hereunder. Any such audit will not be performed more frequently than [**] and not more frequently than [**] with respect to records covering any specific period of time and will be conducted under appropriate confidentiality provisions, for the sole purpose of verifying the accuracy and completeness of all financial, accounting and numerical information and calculations provided under this Agreement. In addition, the Auditing Party shall only be entitled to audit the books and records of the Audited Party from the [**] prior to the calendar year in which the audit request is made. Before beginning its audit, the accounting firm shall execute an agreement reasonably acceptable to the audited Party pursuant to which the accounting firm agrees to keep confidential all information reviewed during the audit. The independent accounting firm will only share the results of the audit, not the underlying records, with the auditing party. The Auditing Party agrees to treat as the Audited Party’ Confidential Information all information received and all information learned in the course of any audit or inspection, except to the extent necessary to enforce its rights under this Agreement or to the extent required to comply with any law, regulation or judicial order. Upon request from Voyager, Novartis will conduct an audit on the Sublicensees under the same terms of audit in this Section 7.8.2 and share the result with Voyager.

7.8.3Audit Reports and Disputes. The independent accounting firm will provide its audit report and the basis for any determination to the Audited Party at the time such report is provided to the Auditing Party before such report is considered to be final. The Audited Party will have the right to request a further determination by such accounting firm as to matters which the Audited Party disputes within [**] following the Audited Party’ receipt of such report. The Audited Party will provide the Auditing Party and the accounting firm with a reasonably detailed statement of the grounds upon which it disputes any findings in the audit report and the accounting firm will undertake to complete such further determination, at the Audited Party’s expense, within [**] after the dispute notice is provided, which determination will be limited to the disputed matters. Any matter that remains unresolved shall be resolved in accordance with the dispute resolution procedures contained in Section 13.2. In the event that the final result of the inspection reveals an undisputed underpayment or overpayment by Novartis, the underpaid or overpaid amount shall be settled promptly.

7.8.4Audit Expenses. Except as provided in Section 7.8.3, any audit conducted by the Auditing Party is to be made at the expense of the Auditing Party, except if the results of the audit reveal (a) if Voyager is the Auditing Party, an underpayment of royalties, milestones or other payments to Voyager under this Agreement of [**] percent ([**]%) or more in the audit period, in which case (i) Novartis will promptly remit to Voyager the amount of such underpayment and (ii) the audit fees charged by the auditor for such audit will be paid by Novartis; or (b) if Novartis is the Auditing Party, an overpayment of [**] percent ([**]%) or more with respect to Voyager HD Program Costs in the audit period, in which case (i) Voyager will promptly remit to Novartis the amount of such over payment and (ii) the audit fees charged by the auditor for such audit will be paid by Voyager. Voyager will be deemed to be the Auditing Party with respect to any audits of Sublicensees requested by Voyager under Section 7.8.2.

7.9Currency Conversion. Notwithstanding anything to the contrary in the Agreement, conversion of sales recorded in local currencies to U.S. dollars will be performed in a manner consistent with Novartis’ normal practices used to prepare its audited financial statements for external reporting purposes.

7.10Books and Records. Any books and records to be maintained under this Agreement by a Party or its Affiliates or Sublicensees will be maintained in accordance with Accounting Standards.

7.11Methods of Payments. All payments due from Novartis to Voyager under this Agreement will be paid in Dollars by wire transfer to a bank in the United States designated in writing by Voyager.

7.12Taxes.

7.12.1General. Each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the activities of the Parties under this Agreement.

7.12.2Indirect Tax. All amounts mentioned in this Agreement are exclusive of any value added, goods and services, sales, use, excise, consumption and other similar indirect Taxes (“Indirect Taxes”). Where the prevailing legislation requires the recipient to self-account for Indirect Taxes (for example, but not limited to, the reverse charge mechanism), then Novartis covenants that it will correctly account for Indirect Taxes in respect of the services received. Voyager shall issue all invoices in full compliance with the Indirect Tax laws and regulations applicable at Voyager’s place of business. If any Indirect Taxes are due based on local law, Voyager will be allowed to add the amount of Indirect Taxes to the amounts mentioned in this Agreement and invoice Novartis the net amount plus the applicable Indirect Taxes. Both parties agree that Voyager is in general allowed to issue tax exempt invoices in case of cross-border supply of services as agreed in this contract. Each Party will be responsible for reporting its own transactions to the local tax authorities if required for Indirect Tax purposes. There will be no shared, mutual or otherwise collective Indirect Tax filings that may suggest that the Parties are anything other than separately operational entities for Indirect Tax purposes.

7.12.3Tax Action. Notwithstanding anything in this Agreement to the contrary, if an action (including any assignment or sublicense of its rights or obligations under this Agreement, relocation of a Party to a different jurisdiction, or any failure to comply with applicable Laws or filing or record retention requirements) by a Party (a “Tax Action”) leads to the imposition of withholding tax liability or Indirect Tax on the other Party that would not have been imposed in the absence of such Tax Action or in an increase in such liability above the liability that would have been imposed in the absence of such Tax Action, then the sum payable by that Party (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that the other Party receives a sum equal to the sum which it would have received had no such Tax Action occurred.

7.12.4Subject to Section 7.12.3, in the event any payments to be made to Voyager or its Affiliates under this Agreement are subject to withholding tax under applicable Laws, including extra-territorial taxation, or if it is unclear whether the requirements of applicable Laws, including extra-territorial taxation, are met, Novartis or its Affiliates shall be authorized to deduct the withholding tax from the payments, and shall pay all such withholding tax to the relevant tax authority, so that only the correspondingly reduced amount of payments (i.e. the full amount payable less withholding tax) is paid out to Voyager. Novartis shall provide Voyager with proof of the withholding tax payment. Any such withholding taxes required under applicable Law to be paid or withheld shall be an expense of, and borne solely by, Voyager. If a Party believes that it is required to withhold taxes on a payment to the other Party, the paying Party shall use Commercially Reasonable Efforts to notify the other Party of such determination no less than [**] prior to making such payment (but notice shall not be required for subsequent payments except in case of changes to the expected withholding). Novartis will provide Voyager with reasonable assistance to enable Voyager to recover such taxes as permitted by Law.

7.12.5Voyager and Novartis shall make all reasonable efforts to obtain relief or reduction of withholding tax under the applicable tax treaties, including but not limited to the submission or issuance of requisite forms and information. If a special procedure is required for treaty relief by Law, a treaty relief based on a tax treaty will only be taken into account if Voyager submits any exemption certificate requested by Novartis to Novartis in accordance with legal requirements on or prior to the time of the payment to Voyager.

7.12.6If no withholding tax deduction has been made on the payments to Voyager or its Affiliates under this Agreement, but tax authorities subsequently take the position that a withholding tax deduction should have been made, including extra-territorial taxation, Voyager shall provide, at its own expense, all reasonable support to Novartis to obtain any available relief or reduction of withholding under the applicable Laws, including but not limited to the submission or issuance of requisite forms and information, and the Parties will bear such liability (reimburse one another as necessary) in a manner consistent with that which would have resulted had the tax been originally withheld. Any refunds of withholding taxes that are granted to Voyager by the competent tax authority and which would cause Voyager to receive payments in excess of that which Novartis would owe under this Agreement, including related interest, shall be paid to Novartis by Voyager.

7.12.7Late Payments. Any amount required to be paid by a Party hereunder which is not paid on the date due shall bear interest compounded daily, to the extent permitted by law, at the Federal Funds Effective Rate EFFR or any successor to such rate) for the date such payment was due, as reported by the Federal Reserve of New York (https://apps.newyorkfed.org/markets/autorates/fed%20funds).

ARTICLE 8

INTELLECTUAL PROPERTY RIGHTS

8.1Ownership; Disclosure.

8.1.1Novartis Background IP. As between the Parties, Novartis will own and Control all right, title and interest in and to all Patents or Know-How: (a) Controlled by Novartis

and existing as of or before the Effective Date; or (b) Created or acquired solely by or on behalf of Novartis (including through its Representatives) after the Effective Date outside of its activities under this Agreement ((a) and (b), collectively, “Novartis Background IP”).

8.1.2Voyager Background IP. As between the Parties, Voyager will own and Control all right, title and interest in and to all Patents or Know-How: (a) Controlled by Voyager and existing as of or before the Effective Date; or (b) Created or acquired solely by or on behalf of Voyager (including through its Representatives) after the Effective Date outside of its activities under this Agreement ((a) and (b), collectively, “Voyager Background IP”).

8.1.3Arising IP.

(a)Arising IP will be owned as follows: (i) Voyager will solely own all Arising Capsid IP; and (ii) with respect to all Arising IP other than Arising Capsid IP: (A) Voyager will solely own all such Arising IP Created solely by Representatives of Voyager; (B) Novartis will solely own all such Arising IP Created solely by Representatives of Novartis; and (C) the Parties will jointly own all such Arising IP Created jointly by Representatives of Novartis and Representatives of Voyager (“Joint Arising IP”). For clarity, Novartis will solely own all Know-How relating to Capsids not constituting Capsid IP that is Created solely by Representatives of Novartis without use of or reference to Voyager Confidential Information and all Patents Covering such Know-How.

(b)Except as expressly provided in this Agreement, each Party may (subject to the licenses and exclusivity provisions of this Agreement) use the Joint Arising IP for internal research activities, provided that neither Party may: (i) Exploit the Joint Arising IP to Develop, Manufacture or Commercialize a product incorporating or Covered by the Joint Arising IP or (ii) grant licenses or otherwise encumber its ownership interest in any Joint Arising IP, in each case ((i) and (ii)) without the prior written consent of the other Party.

(c)Novartis, on behalf of itself and its Affiliates, hereby assigns, and to the extent such present assignment is not possible, agrees to assign, to Voyager all of Novartis’ right, title and interest in and to all Arising Capsid IP. Novartis will, at its sole cost and expense, provide Voyager all reasonable assistance and cooperation in connection with effecting with the foregoing ownership allocation, including providing any necessary powers of attorney and executing any other required documents or instruments as requested by Voyager.

8.2Disclosure.

8.2.1During the Term, the Parties shall promptly disclose to each other any Arising IP that Covers or is otherwise necessary for the Exploitation of any HD Program Product.

8.2.2During the Term, Novartis shall promptly disclose to Voyager any Arising Capsid IP made solely by Novartis or jointly by the Parties.

8.2.3During the Term, each Party shall promptly disclose to the other Party any Joint Arising IP of which it becomes aware that is not otherwise captured by Section 8.2.1.

8.3Patent Prosecution and Maintenance; Defense Proceedings.

8.3.1Licensed Patents. Subject to the terms of any applicable In-License Agreement, and except as expressly set forth in Section 8.3.2 through Section 8.3.5 below, Voyager shall have the sole right, at its sole cost and expense, to Prosecute and Maintain the Licensed Patents and for conducting any Defense Proceeding relating thereto. Notwithstanding anything herein to the contrary, Voyager shall not include any data or information related to any HD Development Candidate or SMA Development Candidate (other than related solely to the Voyager Capsid therein) or Program Target (or any non-human homolog thereof) in any Licensed Patents (or disclose any such data or information in connection with the Prosecution and Maintenance thereof) without Novartis’s prior written consent, which Novartis may grant or withhold in its sole discretion.

8.3.2Capsid Patents. Voyager will: (i) allow Novartis a reasonable opportunity and reasonable time to review and provide comment to Voyager’s in-house counsel regarding relevant substantive communications by Voyager and drafts of any responses or other proposed substantive filings by Voyager in relation to Capsid Patents that Cover Voyager Capsids under Evaluation by Novartis before any applicable filings are submitted to any relevant patent office and (ii) reasonably consider any reasonable and timely comments offered by Novartis in any final filings submitted by Voyager to any relevant patent office in relation to such Capsid Patents; provided that Novartis will not have any right to review or comment on any Capsid Patent application prior to filing of such application with the relevant patent office. Voyager will not disclose in, or in connection with Prosecution of, any Capsid Patent any of Novartis’ Confidential Information without the prior written consent of Novartis.

8.3.3Program Capsid Patents and Voyager [**] Platform Patents. With regard to the Program Patents that Cover the SMA Program Capsid or HD Program Capsid (as applicable) component of a Licensed Product (“Program Capsid Patents”) and the Voyager [**] Platform Patents, Voyager will: (i) allow Novartis a reasonable opportunity and reasonable time to review and provide comment to Voyager’s in-house counsel regarding relevant substantive communications by Voyager and drafts of any responses or other proposed substantive filings by Voyager before any applicable filings are submitted to any relevant patent office and (ii) give due consideration to any reasonable and timely comments offered by Novartis in any final filings, including terminal disclaimers, submitted by Voyager to any relevant patent office. Voyager will not disclose in, or in connection with Prosecution of, any Program Capsid Patent or Voyager [**] Platform Patent any of Novartis’ Confidential Information without the prior written consent of Novartis. Upon Novartis’ request, Voyager will reasonably consider filing, Prosecuting and Maintaining the Program Capsid Patents and Voyager [**] Platform Patents in any jurisdiction reasonably requested by Novartis including consideration of an arrangement in which Novartis pays Voyager for all of its costs, or a pro-rata share of costs as applicable, for such activity if Voyager would not, but for the Novartis request, otherwise ordinarily perform the activity in such jurisdiction. The Parties will coordinate to develop a patent strategy designed to maximize the value and coverage of the Program Capsid Patents and Voyager [**] Platform Patents for the associated Licensed Products.

8.3.4SMA Program Product Patents.

(a)As between the Parties, Voyager will own and Control all rights, title and interest in all Voyager SMA Program Product Patents. Novartis shall have the first right, at its sole cost and expense, for Prosecuting and Maintaining the Voyager SMA Program Product Patents and for conducting any Defense Proceeding relating thereto. After the Effective Date, the Parties will coordinate to transfer any Prosecution and Maintenance activities with respect to the Voyager SMA Program Product Patents to Novartis’ patent counsel (reasonably acceptable to Voyager and with no conflict of interest with Voyager or the applicable technology).

(b)As between the Parties, and subject to Section 8.3.6, Novartis will own and Control all right, title, and interest in and to all Novartis SMA Program Product Patents. Novartis shall not file a Novartis SMA Program Product Patent prior to the first publication of any Capsid Patent that first discloses the sequence for the Licensed Capsid that is the subject of the corresponding Licensed Product, without first receiving Voyager’s written approval, not to be unreasonably withheld, conditioned or delayed, to make such filing.

8.3.5HD Program Product Patents.

(a)As between the Parties, Voyager will own and Control all right, title and interest in and to all Voyager HD Program Product Patents. Novartis shall have the first right, at its sole cost and expense, for Prosecuting and Maintaining the Voyager HD Program Product Patents other than the Voyager [**] Platform Patents. and for conducting any Defense Proceeding relating thereto. After the Effective Date, the Parties will coordinate to transfer any Prosecution and Maintenance activities with respect to such Voyager HD Program Product Patents to Novartis’ patent counsel (reasonably acceptable to Voyager and with no conflict of interest with Voyager or the applicable technology).

(b)As between the Parties, and subject to Section 8.3.7, Novartis will own and Control all right, title, and interest in and to all Novartis HD Program Product Patents. Novartis shall not file a Novartis HD Program Product Patent prior to the first publication of any Capsid Patent that first discloses the sequence for the Licensed Capsid that is the subject of the corresponding Licensed Product, without first receiving Voyager’s written approval, not to be unreasonably withheld, conditioned or delayed, to make such filing.

8.3.6Patent Term Extension. Novartis will have sole authority to make decisions for a patent term extension (e.g., selection of which patents to apply for patent term extension) in respect to any Licensed Products pursuant to rights under the Drug Price Competition and Patent Term Restoration Act, 21 U.S.C. §355, as amended (or any successor statute or regulation) in the U.S., and pursuant to any analogous Law in a foreign jurisdiction; provided, however, that Novartis may not elect to file for such patent term extension on a Program Capsid Patent Controlled by Voyager without Voyager’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Novartis may not elect to file for patent term extension on any other Capsid Patent or any Voyager [**] Platform Patent without Voyager’s prior written consent which may be granted or denied in Voyager’s sole discretion. For the avoidance of doubt, Patents assigned to Voyager pursuant to Section 8.3.7 are not considered Controlled by Voyager for this purpose.

8.3.7Assignment of Certain Patents to Voyager. In addition to other provisions that the Parties may agree are appropriate to implement, in the event that: (i) a Novartis SMA Program Product Patent or Novartis HD Program Product Patent is filed after Voyager’s approval in accordance with the second sentence of each of Section 8.3.4(b) or Section 8.3.5(b) or (ii) any other SMA Program Product Patent or HD Program Product Patent filed by Novartis creates an obviousness-type double patenting (OTDP) rejection or challenge against any Capsid Patent that requires filing of a terminal disclaimer to obviate such rejection or challenge (and cannot otherwise be overcome by other approaches as agreed to by the Parties), Novartis will assign its right, title, and interest in such Patent to Voyager in the United States only, subject to Novartis receiving the exclusive licenses set forth in Sections 5.1.2(b) and 5.1.3(b); provided that Novartis will retain the right (x) to Prosecute and Maintain the assigned SMA Program Product Patent or HD Program Product Patents in all countries and (y) to enforce or defend all assigned SMA Program Product Patents or HD Program Product Patents; in each case ((x) and (y)) in the same manner it had pursuant to this Agreement prior to such assignment.

8.3.8Novartis Prosecuted Licensed Patents. With respect to Voyager SMA Program Product Patents and Voyager HD Program Product Patents for which Novartis is responsible for Prosecution and Maintenance and conducting Defense Proceedings pursuant to Sections 8.3.4(a) or 8.3.5(a) (the “Novartis Prosecuted Licensed Patents”), the following will apply:

(i)Novartis shall keep Voyager fully informed with respect to: (A) the issuance of a Novartis Prosecuted Licensed Patents; and (B) the abandonment of any Novartis Prosecuted Licensed Patents.

(ii)Without limiting the foregoing, Novartis shall: (A) provide Voyager with copies of the text of the applications for any Novartis Prosecuted Licensed Patents it Prosecutes or Maintains as soon as practicable but at least [**] before filing, except for urgent filings, in which case Novartis shall provide copies as soon as practicable before, simultaneously with or immediately after filing; (B) provide Voyager with a copy of each submission made to and material or substantive document received from a patent authority, court or other tribunal regarding any Novartis Prosecuted Licensed Patents reasonably promptly after making such filing or receiving such document, including a copy of each application as filed together with notice of its filing date and application number; (C) keep Voyager advised of the status of all substantive communications, actual and prospective filings or submissions regarding any Novartis Prosecuted Licensed Patents, and give Voyager copies of any such communications, filings and submissions proposed to be sent to any patent authority or judicial body; and (D) consider in good faith Voyager’s comments on such communications, filings and submissions for any such Novartis Prosecuted Licensed Patents and shall reasonably incorporate such comments unless their incorporation would reasonably be expected to have a material adverse effect on the scope of any Novartis Prosecuted Licensed Patents.

(b)Novartis shall notify Voyager as to any decision to abandon, to cease Prosecution and Maintenance of, or not to continue to pay the expenses of Prosecution and Maintenance of, any Novartis Prosecuted Licensed Patents in any country in which it was filed. Novartis will provide such notices at least [**] prior to any filing or payment due date, or any other due date that requires action, in connection with such Novartis Prosecuted Licensed Patents.

Notwithstanding the foregoing, if Novartis has provided notice of termination under Section 12.2.2, Section 12.2.2(c), or Section 12.3, Novartis will not discontinue the Prosecution and Maintenance of any Novartis Prosecuted Licensed Patents during the applicable notice period until such Prosecution and Maintenance is assumed by Voyager pursuant to this Section 8.3.5(b); provided that Voyager will be responsible for all Out-of-Pocket Costs incurred by Novartis to conduct any Prosecution and Maintenance activities during such notice period that are requested by Voyager. Promptly after notice of termination is provided under Section 12.2.2, Section 12.2.2(c), or Section 12.3, the Parties will coordinate to transfer any Prosecution and Maintenance activities with respect to any Novartis Prosecuted Licensed Patents to Voyagers’ patent counsel (reasonably acceptable to Voyager and with no conflict of interest with Voyager or the applicable technology).

8.3.9Novartis Patents. Except as set forth in Section 8.3.4(b) and Section 8.3.5(b), Novartis shall be solely responsible, at its sole cost and expense, and shall have the exclusive right, but not the obligation, for Prosecuting and Maintaining the Novartis Patents and for conducting Defense Proceedings relating thereto.

8.3.10Joint Patents. Neither Party will file any Patent application for any Joint Arising IP without mutual consent. If the Parties decide to seek patent protection for any Joint Arising IP, the Parties will cooperate in good faith to determine, on a case-by-case basis, which Party will have the responsibility for Prosecuting and Maintaining, and conducting Defense Proceedings relating to any Joint Patents, and how the cost for such activities will be shared.

8.3.11Cooperation. Each Party will reasonably cooperate with and assist the other Party in connection with the activities of such Party under this Section 8.3 upon the reasonable request of the other Party, including by making patent attorneys, scientists and scientific records reasonably available and the execution of all such documents and instruments and the performance of such acts as may be reasonably necessary in order to continue any Prosecution and Maintenance or conduct any Defense Proceedings of such Patents.

8.4Enforcement. Subject to the terms of any applicable In-License Agreement:

8.4.1Notice. Each Party will promptly notify the other Party in writing (the “Infringement Notice”) of any knowledge it acquires of any actual or potential Competitive Infringement.

8.4.2Capsid Patents and Voyager [**] Platform Patents. Voyager will have the sole right (but not the obligation) to institute litigation or take other steps to remedy any Competitive Infringement in connection with any Capsid Patents or Voyager [**] Platform Patents in the Territory, and any such litigation or steps will be at Voyager’s expense and all recoveries will be retained by Voyager. In the event that (a)(i) Voyager (A) does not institute litigation or take other steps to remedy such Competitive Infringement in connection with any such Capsid Patents or Voyager [**] Platform Patents within [**] after the corresponding Competitive Infringement is first notified in accordance with Section 8.4.1, (B) does not continue its litigation to a final, unappealable decision, or (C) does not remedy the Competitive Infringement through other means within such [**] period, and (ii) such Competitive Infringement has (or reasonably threatens to have) a direct and material adverse impact on Novartis’s Commercialization of

Licensed Products, then (b) the royalties due to Voyager pursuant to Section 7.4 and payable as of the date of the Infringement Notice shall be reduced by [**] percent ([**]%), but only in the country in which the infringing activity exists with no right of offset with regard to royalties payable for other jurisdictions.

8.4.3HD Program Product Patents. Novartis will have the first right (but not the obligation) to institute litigation or take other steps to remedy any Competitive Infringement in connection with any HD Program Product Patents excluding the Voyager [**] Platform Patents anywhere in the Territory. If Novartis fails to institute litigation or take other steps to remedy any Competitive Infringement in connection with any such HD Program Product Patents in the Territory within [**] after the corresponding Competitive Infringement is first notified in accordance with Section 8.4.1, then Voyager may, upon written notice to Novartis, institute litigation or take other steps to remedy the Competitive Infringement in its sole discretion, at its sole cost and expense using counsel of its choice. At the request and sole expense of the Party bringing an action under this Section 8.4.3, the other Party shall provide reasonable assistance in connection therewith, including by executing reasonably appropriate documents, cooperating in discovery and joining as a party to the action if required by Law to pursue such action. The controlling Party shall have the right to settle any Competitive Infringement pursuant to this Section 8.4.3; provided, that neither Party shall have the right to settle any such action in a manner that adversely impacts any HD Program Product Patents or Licensed Patents, or imposes any liability on, or involves any admission by, the other Party, without the express written consent of such other Party (which consent shall not be unreasonably withheld, conditioned, or delayed). Any recovery realized as a result of any Competitive Infringement described in this Section 8.4.3 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses, which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses. Any remainder after such reimbursement is made shall be retained by the Party that has exercised its right to bring the enforcement action and will be treated as Net Sales of the HD Program Product in the calendar year in which the amount is actually received.

8.4.4SMA Program Product Patents. Novartis will have the sole right (but not the obligation) to take action to obtain a discontinuance of infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any SMA Program Product Patents in the Territory, and any such litigation or steps will be at Novartis’s expense and all recoveries will be retained by Novartis.

8.4.5Joint Patents. Immediately after an infringement of a Joint Patent is first identified, the Parties shall meet and cooperate in good faith to determine, on a case-by-case basis, (i) what action, if any, the Parties will take to obtain a discontinuance of such infringement or bring suit against a Third Party infringing or challenging the validity or enforceability of any Joint Patent, and (ii) how the costs for and any recoveries from such activities will be shared.

8.5Infringement Claimed by Third Parties.

8.5.1Notice. If a Third Party commences, or threatens to commence, any proceeding against a Party alleging infringement of such Third Party’s intellectual property by the Exploitation by a Party, its Affiliates, subcontractors or Sublicensees of any HD Candidate or

Licensed Product, the Party against whom such proceeding is threatened or commenced will give prompt notice to the other Party.

8.5.2Control of Proceeding. Unless the Party against whom such proceeding is filed seeks indemnification for such claim under ARTICLE 11, such Party will control the defense and settlement of any such proceeding described in Section 8.5.1 at its own cost and expense, using counsel of its choice, in its sole discretion. If the Party against whom such proceeding is filed does seek indemnification for such claim, then the provisions of ARTICLE 11 will govern the Parties’ rights and responsibilities with respect to such claim.

ARTICLE 9

CONFIDENTIALITY

9.1Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement, the Parties agree that the receiving Party (the “Receiving Party”) will keep confidential and will not publish or otherwise disclose or use for any purpose other than to perform its obligations and exercise its rights as provided for in this Agreement any Know-How or other confidential and proprietary information and materials, patentable or otherwise, in any form (written, oral, photographic, electronic, magnetic, or otherwise) that is disclosed to it by the other Party (the “Disclosing Party”), including trade secrets, Know-How, inventions or discoveries, proprietary information, formulae, processes, techniques and information relating to the Disclosing Party’s past, present or future marketing, financial, or Exploitation activities of any product or potential product or technology of the Disclosing Party or the pricing thereof (collectively, “Confidential Information”). For clarity, any data, information, or Patent filings provided by one Party to the other Party will constitute the Disclosing Party’s Confidential Information. Without limiting the foregoing, the Receiving Party will treat all Confidential Information provided by the Disclosing Party with the same degree of care as the Receiving Party uses for its own similar information, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, “Confidential Information” will exclude information to the extent that it can be established by the Receiving Party that such information:

9.1.1was in the lawful knowledge or possession of the Receiving Party prior to the time it was first disclosed to the Receiving Party by the Disclosing Party, or was otherwise developed independently by the Receiving Party without reference to any of the Disclosing Party’s Confidential Information, as evidenced by written records kept in the ordinary course of business, or other documentary proof of knowledge or possession by the Receiving Party;

9.1.2was generally available to the public or otherwise part of the public domain at the time of its first disclosure to the Receiving Party by the Disclosing Party;

9.1.3became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party by the Disclosing Party and other than through any act or omission of the Receiving Party in breach of this Agreement; or

9.1.4was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others.

9.2The existence and terms of this Agreement will be considered the Confidential Information of both Parties. Any reports, Know-How, and other proprietary or sensitive information disclosed or shared by one Party with the other Party pursuant to the activities contemplated by this Agreement will be the Confidential Information of the Party that first shared such report, Know-How or other proprietary or sensitive information with the other Party.

9.3Authorized Disclosure.

9.3.1Disclosure to a Party’s Representatives. Notwithstanding the foregoing provisions of Section 9.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party to the Receiving Party’s Representatives who (a) have a need to know such Confidential Information in connection with the performance of the Receiving Party’s obligations or the exercise of the Receiving Party’s rights under this Agreement and (b) have agreed in writing to non-disclosure and non-use provisions with respect to such Confidential Information that are at least as restrictive as those set forth in this ARTICLE 9.

9.3.2Disclosure to Third Parties. Notwithstanding Section 9.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary:

(a)to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Licensed Product within the Territory and (ii) in order to respond to inquiries, requests or investigations relating to Licensed Products or this Agreement;

(b)to existing or prospective outside consultants, contractors, advisory boards, investors, collaboration partners, professional advisors, managed care organizations, and non-clinical and clinical investigators, in each case to the extent desirable to develop, register or market any Licensed Product or otherwise as reasonably necessary to perform such Party’s obligations under this Agreement; provided that the Receiving Party shall obtain the same confidentiality obligations from such Third Parties as it obtains with respect to its own similar types of confidential information;

(c)in connection with filing or Prosecuting Patents or trademark rights as permitted by this Agreement;

(d)in connection with Prosecuting or defending litigation as permitted by this Agreement;

(e)subject to the provisions of Section 9.6, in connection with or included in scientific presentations and publications relating to Capsids or Licensed Products, including abstracts, posters, journal articles and the like, and posting results of and other information about clinical trials to clincialtrials.gov or PhRMA websites;

(f)to a court or arbitrator, to the extent reasonably necessary in order to enforce its rights under this Agreement;

(g)in communication with existing or prospective investors, lenders, professional advisors, acquirers, merger partners, collaboration partners, subcontractors, Sublicensees, or licensees on a need to know basis, in each case under appropriate confidentiality obligations substantially equivalent to those of this Agreement; or

(h)to the extent mutually agreed to in writing by the Parties.

9.4Residual Knowledge Exception. Notwithstanding any provision of this Agreement to the contrary, Residual Knowledge shall not be considered Confidential Information for purposes of this ARTICLE 9.

9.5Press Release; Disclosure of Agreement.

9.5.1Press Releases. On or promptly after the Effective Date, Voyager anticipates issuing a public announcement regarding the signing of this Agreement in a form to be agreed in advance in writing by the Parties. Except as may be expressly permitted under Section 9.5.2, neither Party will make any public announcement regarding this Agreement without the prior written approval of the other Party; provided that to the extent information regarding this Agreement has already been publicly disclosed, except as a result of a breach of this Agreement, each Party may subsequently disclose the same information to the public without the consent of the other Party, provided that such information remains true, accurate, and up to date. In addition, nothing in this Agreement shall prevent Novartis from making any scientific publication or public announcement with respect to any Licensed Product under and during the Term of this Agreement; provided, however, that, except as permitted under Section 9.3.1, Novartis shall not disclose any of Voyager’s Confidential Information in any such publication or announcement without obtaining Voyager’s prior written consent to do so.

9.5.2SEC Filings and other Disclosures of this Agreement. Notwithstanding Section 9.5.1, each Party will be permitted to disclose the existence and terms of this Agreement to the extent required to comply with applicable Laws including the rules or regulations of the U.S. Securities and Exchange Commission, or similar agency in any country other than the United States, or of any stock exchange, including Nasdaq, provided that (a) prior to disclosing this Agreement or any of the terms hereof as permitted under this Section 9.5.2, the Parties will coordinate in advance with each other in connection with the redaction of certain provisions of this Agreement prior to such disclosure (the “Redacted Version”), (b) to the extent permitted by applicable Laws, the Parties will use reasonable efforts to file redacted versions with such agencies and stock exchanges that are consistent with the Redacted Version, and (c) each Party will, at its own expense, use reasonable efforts to seek confidential treatment for such terms as may be reasonably requested by the other Party.

9.6Publications. Novartis will not publish or publicly disclose the scientific results of any Evaluation conducted by it for any Voyager Capsid, without the prior written consent of Voyager. Nothing in this Agreement shall prevent Novartis from making any scientific publication or public announcement with respect to any Licensed Product during the Term; provided, however, that, except as permitted under Section 9.3, Novartis shall not disclose any of Voyager’s Confidential Information in any such publication or announcement without obtaining Voyager’s prior written consent to do so. In addition, (i) Voyager shall not publish or make any public announcement regarding a Licensed Product without Novartis’ prior written approval, and (ii) Novartis shall provide Voyager a copy of each publication or other public disclosure relating to a Licensed Product that contains unpublished information relating to a Licensed Capsid. During the Term, each Party will provide the other Party (the “Non-Disclosing Party”) for review and approval any proposed abstract, manuscript, or presentation that contains the Non-Disclosing Party’s Confidential Information. Written copies of each proposed publication that are required to be submitted hereunder shall be provided to the Non-Disclosing Party no less than [**] ([**] with respect to disclosures in a patent application) prior to its intended submission for publication or presentation. The Non-Disclosing Party will respond in writing promptly and in no event later than [**] after receipt of the proposed publication or presentation, with one or more of the following: (a) comments on the proposed publication or presentation, which the publishing Party will consider in good faith and use reasonable efforts to incorporate, (b) a specific statement of concern, based upon the need to delay publication if the Non-Disclosing Party determines that the proposed publication or presentation contains or describes intellectual property that needs to be incorporated into a Patent application; provided that such delay shall not exceed an additional [**] unless agreed in writing by the Parties, or (c) an identification of the Non-Disclosing Party’s Confidential Information that needs to be removed from the proposed publication or presentation.

9.7Remedies. Each Party will be entitled to seek, in addition to any other right or remedy it may have, at Law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this ARTICLE 9.

ARTICLE 10

REPRESENTATIONS AND WARRANTIES

10.1Representations and Warranties of Both Parties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, that:

10.1.1such Party is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

10.1.2such Party has taken all necessary action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder and does not require any action or approval by any of its shareholders or other holders of its voting securities or voting interests;

10.1.3this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against it in accordance with the terms hereof;

10.1.4the execution, delivery and performance of this Agreement by such Party does not conflict with any agreement or any provision thereof, or any instrument or understanding, oral or written, to which it is a party or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over such Party;

10.1.5neither such Party nor any of its Affiliates has been debarred or is subject to debarment pursuant to Section 306 of the FD&C Act, as amended, or that is the subject of a conviction described in such section; and

10.1.6no government authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, under any applicable Laws currently in effect, is or will be necessary for, or in connection with, the transaction contemplated by this Agreement or any other agreement or instrument executed in connection herewith, or for the performance by it of its obligations under this Agreement and such other agreements, except as may be required to conduct Clinical Trials, to Manufacture Licensed Products, or to seek or obtain Regulatory Approvals.

10.2Representations and Warranties, as applicable, of Voyager. Voyager hereby represents, warrants, and covenants to Novartis, as of the Effective Date that:

10.2.1Voyager has disclosed to Novartis all material scientific and technical information and all material information that, to Voyager’s Knowledge, are relevant to safety and efficacy with respect to the Capsids;

10.2.2Section (a) of Schedule 10.2.2 sets forth a true and complete list of all Capsid Patents as of the Effective Date that Cover the Voyager Capsids that will be provided to Novartis for Evaluation or included in the HD Program Product (the “Relevant Capsid Patents”), (b) Section (b) of Schedule 10.2.2 sets forth a true and complete list of all Patents as of the Effective Date that Cover the payload that is anticipated as of the Effective Date to be the HD Program Payload under the HD Program Plan (“Relevant HD Payload Patents”, and collectively with the Relevant Capsid Patents, the “Relevant Patents”), (c) each such Patent remains in full force and effect and (d) Voyager or its Affiliates have timely paid all filing and renewal fees payable with respect to such Patents;

10.2.3Voyager is the sole and exclusive owner of the Relevant Patents and Voyager Know-How, all of which is free and clear of any claims, liens, charges, or encumbrances that would conflict with the rights granted to Novartis hereunder;

10.2.4Voyager has and will have the right, power, and authority to grant all rights, title, and interests in the licenses granted or to be granted to Novartis under this Agreement;

10.2.5Voyager has not granted any right or license, to any Third Party relating to any of the Relevant Patents that would conflict with the rights or licenses granted to Novartis hereunder as of the Effective Date;

10.2.6[**] no claim, demand, suit, proceeding, arbitration, inquiry, investigation, litigation, or other legal action of any nature, civil, criminal, regulatory or otherwise, is pending, has been brought, or to Voyager’s Knowledge, threatened against Voyager or any Affiliate of Voyager, or, to Voyager’s Knowledge, any Third Party, alleging that the Exploitation of Voyager’s Background IP is infringing or, if practiced or commercialized, will infringe the rights of any Third Party;

10.2.7[**] there is no judgment or settlement against or owed by Voyager or any of its Affiliates, in each case in connection with the Relevant Patents or Voyager Know-How relating to the transactions contemplated by this Agreement;

10.2.8to Voyager’s Knowledge, no Third Party has challenged or threatened to challenge the scope, validity or enforceability of any Relevant Patents (including, by way of example, through the institution or written threat of institution of interference, nullity or similar invalidity proceedings before the United States Patent and Trademark Office or any analogous foreign Governmental Authority);

10.2.9to Voyager’s Knowledge: (a) the Relevant Patents, are, or, upon issuance, will be, valid and enforceable patents; and (b) as of the Effective Date no Person is infringing or threatening to infringe, or misappropriating or threatening to misappropriate, the Relevant Patents in a manner that would affect Novartis’ rights under this Agreement;

10.2.10all of its employees, officers, and consultants have executed (a) valid and enforceable agreements assigning or (b) have existing obligations under applicable Laws requiring assignment to Voyager of all Inventions made during the course of and as the result of their association with Voyager and obligating the individual to maintain as confidential Voyager’s Confidential Information as well as confidential information of other Persons (including Novartis and its Affiliates) which such individual may receive;

10.2.11Voyager has taken reasonable precautions to preserve the confidentiality of any Know-How that constitutes Voyager’s Background IP existing as of the Effective Date and that is, or would be, licensed to Novartis pursuant to this Agreement, including requiring each Person having access to any Know-How within such Voyager’s Background IP to be subject to confidentiality, non-use and non-disclosure obligations protecting such Know-How as the confidential, proprietary materials and information of Voyager;

10.2.12to Voyager’s Knowledge, Voyager has complied with all applicable Laws, including any disclosure requirements, in connection with the filing, Prosecution and Maintenance of the Relevant Patents;

10.2.13to Voyager’s Knowledge, Voyager has independently developed all Voyager Know-How or otherwise has a valid right to use, and to permit Novartis, Novartis’ Affiliates, and Novartis’ Sublicensees to use, the Voyager Know-How for all permitted purposes under this Agreement;

10.2.14no Relevant Patent is subject to any funding agreement with any government or Governmental Authority;

10.2.15neither Voyager nor any of its Affiliates are party to or otherwise subject to any agreement or arrangement that would conflict with Novartis’ rights or Voyager’s obligations under this Agreement;

10.2.16to Voyager’s Knowledge, [**] the Exploitation by Voyager or Novartis (or their respective Affiliates or Sublicensees) of any Voyager Capsid or HD Program

Payload (as identified in the HD Program Plan summary attached hereto as Schedule 1.79) does not infringe any claim of an issued patent of any Third Party as of the Effective Date;

10.2.17Voyager, its Affiliates, and to Voyager’s Knowledge all Third Parties and Representatives acting on Voyager’s behalf, have complied in all material respects with all applicable Law and accepted pharmaceutical industry business practices with regard to the subject matter of this Agreement, including, to the extent applicable, the FD&C Act (21 U.S.C. § 301, et seq.), the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the False Claims Act (31 U.S.C. § 3729 et seq.), comparable state statutes, the regulations promulgated under all such statutes, and the regulations issued by the FDA, consistent with the ‘Compliance Program Guidance for Pharmaceutical Manufacturers’ published by the Office of Inspector General, U.S. Department of Health and Human Services;

10.2.18with respect to any Licensed Capsids, Licensed Products, payments, or services provided under this Agreement, Voyager, its Affiliates, and to Voyager’s Knowledge all Third Parties and Representatives acting on Voyager’s behalf, have not taken and will not during the Term take any action directly or indirectly to offer, promise or pay, or authorize the offer or payment of, any money or anything of value in order to improperly or corruptly seek to influence any government official or any other person in order to gain an improper advantage, and has not accepted, and will not accept in the future such payment;

10.2.19The Existing In-License Agreements are in full force and effect in accordance with their terms; Voyager is not in breach of any Existing In-License Agreement and knows of no breach of any Existing In-License Agreement by the other party(ies) thereto; and Voyager has neither sent, provided, nor received any notice of breach or intent to terminate any Existing In-License Agreement. The redacted copies of the Existing In-License Agreements that were made available to Novartis by Voyager in due diligence in connection with this Agreement were true, accurate and complete (subject to the redactions), including all amendments thereto; and

10.2.20Voyager, its Affiliates, and to Voyager’s Knowledge all Third Parties and Representatives acting on Voyager’s behalf, have complied with the laws and regulations of the countries where it operates, including anti-bribery and anti-corruption laws, including, to the extent applicable, the U.S. Foreign Corrupt Practices Act of 1977 and the U.K. Bribery Act 2010, accounting and record keeping laws, and laws relating to interactions with healthcare professionals or healthcare providers and government officials.

10.3Representation and Warranty of Novartis. Novartis hereby represents and warrants to Voyager, as of the Effective Date, that Novartis has determined in good faith and in accordance with 16 CFR § 801.10(c)(3), that the fair market value of the U.S. assets to be licensed hereunder are not greater than One Hundred Eleven Million Four Hundred Thousand Dollars ($111,400,000).  This determination is made solely for the purpose of determining the applicability of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time, to the transaction.

10.4Mutual Covenants. Each Party hereby covenants to the other Party that, during the Term of this Agreement:

10.4.1it will perform its obligations under this Agreement in compliance with applicable Laws;

10.4.2all individuals who are employees or independent contractors of such Party or any of its Affiliates working under this Agreement will be under the obligation to assign or exclusively license all right, title and interest in and to their Know-How, and all intellectual property rights therein, to such Party or its Affiliate as the sole owner or exclusive licensee thereof;

10.4.3such Party will not knowingly (a) employ, or use any contractor or consultant that employs or uses, any Person debarred or disqualified by the FDA (or subject to a similar sanction of EMA or any other Governmental Authority) or, (b) employ any Person that is the subject of an FDA debarment investigation or proceeding (or similar proceeding of EMA or any other Governmental Authority), in each of clauses (a) and (b) in the conduct of its activities under this Agreement; and

10.4.4in performing its obligations or exercising its rights under this Agreement, such Party, its Affiliates, and, with respect to Novartis, its Sublicensees, will comply with all applicable Law, including all anti-corruption Laws.

10.5Exclusivity Covenants.

10.5.1Voyager. During the Term, other than the conduct of the Campaigns and the performance of the HD Program Plans and Voyager’s other obligations under this Agreement, Voyager agrees that Voyager and its Affiliates will not:

(a)conduct any internal program or program on behalf of a Third Party that is directed to Development or Commercialization of any Capsids for use in any therapeutic product comprising a Capsid in combination with a payload intended to have a therapeutic effect on the SMA Target when packaged into a Capsid and delivered to the appropriate cells;

(b)Develop or Commercialize any Competing HD Product; or

(c)grant any Third Party any right, license, option, covenant not to assert or similar right, under any Patents or Know-How Controlled by Voyager or its Affiliates (excluding an Acquiring Entity) as of the Effective Date or during the Term, that would enable a Third Party to do any of the foregoing.

10.5.2Novartis. During the Term, other than the performance of the HD Program Plans and the exercise of Novartis’ rights or performance of Novartis’s obligations under this Agreement, Novartis agrees that Novartis and its Affiliates will not:

(a)Develop or Commercialize any Competing HD Product, other than a Licensed Product; or

(b)grant any Third Party any right, license, option, covenant not to assert or similar right, under any Patents or Know-How Controlled by Novartis or its Affiliates (excluding an Acquiring Entity) as of the Effective Date or during the Term, that would enable a Third Party to do any of the foregoing.

10.5.3Exception For Orthogonal Research Activities. The restrictions set forth in Section 10.5.1 and 10.5.2 shall not prevent either Party or any of its Affiliates, alone or with, for, or through any Third Party, from conducting any non-clinical Development activity that has, as its specified goal, as evidenced by laboratory notebooks or other relevant documents contemporaneously kept, taken as a whole, to Develop a product that is not directed to any Program Target.

10.6Acquisitions.

10.6.1If a Party or any of its Affiliates (such Party and its Affiliates existing as of the closing of the applicable transaction, the “Acquisition Party”) acquires or is acquired by a Third Party (such Third Party and any of its Affiliates other than the Acquisition Party, each, an “Acquired Affiliate”) (whether such acquisition occurs by way of a purchase of assets, merger, consolidation, change of control or otherwise) that is, at the time of such acquisition, engaging in any activities that would violate Section 10.5.1 or 10.5.2 (as applicable) if conducted by such Acquisition Party (such activities a “Competitive Program” and any product Developed, Commercialized or otherwise Exploited thereunder, an “Acquired Competing Product”) then (y) the Acquisition Party or its Acquired Affiliate shall, no later than [**] following the date of consummation of the relevant acquisition, notify the other Party in writing that the Acquisition Party or its Acquired Affiliate has elected one of the following:

(a)to divest, whether by license or otherwise, its interest in the Competitive Program to a Third Party, to the extent necessary to be in compliance with Section 10.5.1 or 10.5.2 (as applicable), with no rights in such Competitive Program (other than a financial interest) retained by the Acquisition Party, its Acquired Affiliate or any of their Affiliates;

(b)to terminate Development, Manufacture and Commercialization under the Competitive Program, to the extent necessary to be in compliance with Section 10.5.1 or 10.5.2 (as applicable); or

(c)to continue the activities solely through Acquired Affiliates, in which case: (i) the Acquisition Party and any Acquired Affiliate engaged in such activities will: (A) implement and enforce firewalls with respect to such Competitive Program; (B) ensure that no Patents or Know-How Controlled by the Acquisition Party (that are not otherwise Controlled by the Acquired Affiliates outside of their Affiliate relationship with the Acquisition Party) are used in such Competitive Program; and (C) ensure that no Confidential Information of the other Party to this Agreement is used in such Competitive Program; and (ii) if Voyager is the Acquisition Party and the closing of the applicable transaction under Section 10.6.1 occurs prior to the completion of Voyager’s activities under the HD Program Plan, then Novartis may (at its option), upon written notice to Voyager within [**] after Novartis receives notice from Voyager that an Acquired Affiliate has a Competitive Program to the HD Program, elect to: (A) assume all further Development under the HD Program Plan, in which case Voyager will provide all information and reasonable assistance necessary to effectively transfer such activities to Novartis to enable Novartis to complete the HD Program Plan: and (B) limit Voyager’s rights to receive information with respect to the HD Program to the reports set forth in Section 3.3, Section 5.2.5 and Section 7.6.

10.6.2If the Acquisition Party or its Acquired Affiliate notifies the other Party in writing that it intends to divest such Competitive Program or terminate Development, Manufacture and Commercialization under the Competitive Program as provided in Section 10.5.1(a) or 10.5.2(b), then the Acquisition Party or its Acquired Affiliate, as applicable, shall effect the consummation of such divestiture within [**] or effect such termination within [**] after the consummation of the relevant acquisition, subject to compliance with applicable Laws, and shall confirm to the other Party in writing when such divestiture or termination has been completed.

10.6.3The Acquisition Party shall keep the other Party reasonably informed of its and its Affiliates’ efforts and progress in effecting such divestiture or termination until it is completed. Until such divestiture or termination occurs, the Acquisition Party shall keep its and its Affiliates’ activities with respect to such Competitive Program separate from their activities under this Agreement and shall (a) implement and enforce firewalls with respect to such Competitive Program (b) ensure that that no Patents or Know-How Controlled by the Acquisition Party (that are not otherwise Controlled by the Acquired Affiliates outside of their Affiliate relationship with the Acquisition Party) are used in such Competitive Program and (c) ensures that no Confidential Information of the other Party to this Agreement is used in such Competitive Program.

10.6.4Subject to the Acquisition Party’s compliance with this Section 10.6, the activities of the Acquisition Party or its Acquired Affiliate with respect to any Competitive Program shall not be a breach of this Agreement.

10.7Other Covenants of Voyager. In addition to the covenants made by the Parties elsewhere in this Agreement, Voyager hereby covenants to Novartis that:

10.7.1During the Term, Voyager shall not, and shall cause its Affiliates not to: (a) license, sell, assign or otherwise transfer to any Person (other than Novartis or its Affiliates or Sublicensees pursuant to the terms of this Agreement) any rights under the Licensed Patents to use a Licensed Capsid with the corresponding an SMA Target or an HD Target (or agree to do any of the foregoing) or (b) incur or permit to exist, with respect to any Licensed Patents, any lien, encumbrance, charge, security interest, mortgage, liability, assignment, grant of license or other binding obligation that is or would be inconsistent with the licenses and other rights granted to Novartis or its Affiliates under this Agreement;

10.7.2During the Term: (a) Voyager will not enter into any agreement with a Third Party that conflicts with (i) the rights granted to Novartis under this Agreement or (ii) Voyager’s ability to fully perform its obligations hereunder; (b) Voyager will not amend or otherwise modify any agreements with a Third Party or consent or waive rights with respect thereto in any manner that conflicts with (i) the rights granted to Novartis under this Agreement or (ii) Voyager’s ability to fully perform its obligations hereunder; and

10.7.3Novartis has put in place a third party risk management framework that is aimed at promoting the societal and environmental values of the United Nations Global Compact with specific Third Parties that Novartis deals with (the “Novartis Third Party Code”). In connection with the foregoing, during the Term Voyager shall use Commercially Reasonable

Efforts to comply with the ethical business practices and related terms set forth in the Novartis Third Party Code found at https://www.novartis.com/about-us/corporate-responsibility/resources-news/codes-policies-guidelines, provide true and accurate information/documentation reasonably requested by Novartis to allow Novartis to verify compliance with the Novartis Third Party Code in the form requested, use Commercially Reasonable Efforts to rectify identified non-compliances with the Novartis Third Party Code (where capable of remedy) and report remediation progress to Novartis on request.

10.8Other Covenants of both Parties. In addition to the covenants made by the Parties elsewhere in the Agreement, each Party will maintain valid and enforceable agreements with all Persons acting by or on behalf of such Party or its Affiliates under this Agreement that enable such Party to comply with its obligations under this Agreement and which require such Persons to assign to such Party their entire right, title and interest in and to all Patents and Know-How that such Party is required to assign to the other Party under this Agreement.

10.9Representation by Legal Counsel. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption shall exist or be implied against the Party which drafted such terms and provisions.

10.10Disclaimer. Except as otherwise expressly set forth in this Agreement, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY SPECIFICALLY EXCLUDED AND DISCLAIMED.

ARTICLE 11

INDEMNIFICATION; INSURANCE

11.1Indemnification by Novartis. Novartis will indemnify, hold harmless and defend Voyager and its Affiliates, and its or their respective directors, officers, employees, agents, consultants and Representatives (each a “Voyager Indemnified Party”), from and against any and all liabilities, damages, losses, costs and expenses, including the reasonable fees of attorneys (collectively, “Losses”) that the Voyager Indemnified Party may be required to pay to one or more Third Parties to the extent arising out of or resulting from any Third Party suits, claims, actions, proceedings, hearings, investigations, judgments, orders, decrees, stipulations, or injunctions or demands (“Third Party Claims”) arising out of or resulting from:

11.1.1the gross negligence, recklessness or wrongful intentional acts or omissions of Novartis or any of its Affiliates or Sublicensees, or its or their respective directors, officers, employees, agents, consultants or Representatives, in connection with performance by or on behalf of Novartis or exercise of Novartis’ rights under this Agreement;

11.1.2any material breach of this Agreement, including any representation, warranty, or covenant, by Novartis; or

11.1.3the Exploitation of any Licensed Product conducted by or on behalf of Novartis, any of its Affiliates or any Sublicensee hereunder, including: (a) any product liability, personal injury, property damage or other damage; and (b) infringement of any Patent or other intellectual property right of any Third Party; except, in each case, to the extent such Losses arise from (x) the negligence, recklessness, or intentional acts of any Voyager Indemnified Party, or (y) any Third Party Claim for which Voyager is responsible for indemnifying Novartis pursuant to Section 11.2.

11.2Indemnification by Voyager. Voyager will indemnify, hold harmless and defend, Novartis and its Affiliates, and its or their respective directors, officers, employees, consultants, agents, and Representatives (each a “Novartis Indemnified Party”), from and against any and all Losses that the Novartis Indemnified Party may be required to pay to one or more Third Parties, to the extent arising out of or resulting from any Third Party Claims arising out of or resulting from:

11.2.1the gross negligence, recklessness or wrongful intentional acts or omissions of Voyager or any of its Affiliates or subcontractors, or its or their respective directors, officers, employees, agents, consultants or Representatives, in connection with performance by or on behalf of Voyager or exercise of Voyager’s rights under this Agreement; or

11.2.2any material breach of this Agreement, including any representation, warranty, or covenant, by Voyager; except, in each case, to the extent such Losses arise from (x) the negligence, recklessness, or intentional acts of any Novartis Indemnified Party or (y) any Third Party Claim for which Novartis is responsible for indemnifying Voyager pursuant to Section 11.1.

11.3Notice. Each Party will notify the other Party in writing in the event it becomes aware of a claim for which indemnification may be sought hereunder. In the event that any Third Party asserts a claim or other proceeding (including any governmental investigation) with respect to any Third Party Claim for which a Party (the “Indemnified Party”) is entitled to indemnification hereunder, then the Indemnified Party shall promptly notify the Party obligated to indemnify the Indemnified Party (the “Indemnifying Party”) thereof; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then only to the extent that) the Indemnifying Party is prejudiced thereby.

11.4Control. Subject to each Party’s right to control certain actions described in Sections 8.4 and 8.5 (even where such Party is the Indemnifying Party), the Indemnifying Party shall have the right, exercisable by notice to the Indemnified Party within [**] after receipt of notice from the Indemnified Party of the commencement of or assertion of any Third Party Claim, to assume direction and control of the defense, litigation, settlement, appeal, or other disposition of the Third Party Claim (including the right to settle the claim solely for monetary consideration) with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided that (a) the Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks solely monetary damages, and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be solely obligated to satisfy and discharge the Third Party

Claim in full (the conditions set forth in clauses (a), (b), and (c) above are collectively referred to as the “Litigation Conditions”). Within [**] after the Indemnifying Party has given notice to the Indemnified Party of its exercise of its right to defend a Third Party Claim, the Indemnified Party shall give notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. If the Indemnified Party reasonably so objects, the Indemnified Party shall continue to defend the Third Party Claim, at the expense of the Indemnifying Party, until such time as such objection is withdrawn. If no such notice is given, or if any such objection is withdrawn, the Indemnifying Party shall be entitled, at its sole cost and expense, to assume direction and control of such defense, with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. During such time as the Indemnifying Party is controlling the defense of such Third Party Claim, the Indemnified Party shall cooperate, and shall cause its Affiliates and agents to cooperate upon request of the Indemnifying Party, in the defense or prosecution of the Third Party Claim, including by furnishing such records, information, and testimony and attending such conferences, discovery proceedings, hearings, trials, or appeals as may reasonably be requested by the Indemnifying Party. In the event that the Indemnifying Party does not satisfy the Litigation Conditions or does not notify the Indemnified Party of the Indemnifying Party’s intent to defend any Third Party Claim within [**] after notice thereof, the Indemnified Party may (without further notice to the Indemnifying Party) undertake the defense thereof with counsel of its choice and at the Indemnifying Party’s expense (including reasonable, out-of-pocket attorneys’ fees and costs and expenses of enforcement or defense). The Indemnifying Party or the Indemnified Party, as the case may be, shall have the right to join in (including the right to conduct discovery, interview, and examine witnesses and participate in all settlement conferences), but not control, at its own expense, the defense of any Third Party Claim that the other Party is defending as provided in this Agreement.

11.5Settlement. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed), enter into any compromise or settlement that commits the Indemnified Party to take, or to forbear to take, any action (other than the payment of money which will be fully satisfied by the Indemnifying Party). The Indemnified Party shall have the sole and exclusive right to settle any Third Party Claim, on such terms and conditions as it deems reasonably appropriate, to the extent such Third Party Claim involves equitable or other non-monetary relief, but shall not have the right to settle such Third Party Claim to the extent such Third Party Claim involves monetary damages for which the Indemnifying Party would be responsible without the prior written consent of the Indemnifying Party (not to be unreasonably withheld). Each of the Indemnifying Party and the Indemnified Party shall not make any admission of liability in respect of any Third Party Claim without the prior written consent of the other Party, and the Indemnified Party shall use reasonable efforts to mitigate liabilities arising from such Third Party Claim.

11.6Insurance. Each Party agrees to obtain and maintain, during the Term, commercial general liability insurance, including products liability insurance (or clinical trials insurance, if applicable), with minimum “A-” A.M. Best rated insurance carriers to cover its indemnification obligations under Section 11.1 or Section 11.2, as applicable, in each case with limits of not less than $[**] ([**] U.S. dollars) per occurrence and in the aggregate. All deductibles and retentions will be the responsibility of the named insured. Novartis and its Affiliates will be an additional insured on the Voyager’s commercial general liability and products liability policies (or clinical trials insurance, if applicable), and be provided with a waiver of subrogation. For U.S. exposures, additional insured status Voyager’s commercial general liability and products liability policies shall be via form CG20101185 or its equivalent. Licensed Products liability coverage shall be maintained for [**] following termination of this Agreement. To the extent of its culpability or negligence, all coverages of Voyager will be primary and non-contributing with any similar insurance, carried by Novartis. Notwithstanding any provision of this Section 11.6 to the contrary, Novartis may meet its obligations under this Section 11.6 through any combination of insurance and self-insurance. Neither Party’s insurance will be construed to create a limit of liability with respect to its indemnification obligations under this ARTICLE 11. Each Party will furnish the other Party with a certificate of such insurance promptly following request.

11.7Limitation of Liability. EXCEPT FOR A BREACH OF SECTION 10.5, 10.7 OR ARTICLE 9 OR FOR CLAIMS OF A THIRD PARTY THAT ARE SUBJECT TO INDEMNIFICATION UNDER THIS ARTICLE 11, NEITHER VOYAGER NOR NOVARTIS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, LICENSORS, LICENSEES OR SUBLICENSEES, WILL BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY, ITS AFFILIATES OR REPRESENTATIVES FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR ROYALTIES, LOST DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES, WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY), INDEMNITY OR CONTRIBUTION, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. Without limiting the generality of the foregoing, “consequential damages” will be deemed to include, and neither Party will be liable to the other Party or any of such other Party’s Representatives or stockholders for any damages based on or measured by loss of projected or speculative future sales of the Licensed Products, any payment due upon any unachieved Development Milestone Event, any Sales Milestone Payment due upon any unachieved total annual Net Sales level, any unearned royalties or any other unearned, speculative or otherwise contingent payments provided for in this Agreement.

ARTICLE 12

TERM AND TERMINATION

12.1Term. This Agreement will commence as of the Effective Date and, unless terminated earlier, this Agreement will continue in full force and effect until, with respect to any Licensed Product(s), on a country-by-country basis, the expiration of the last to expire Royalty Term with respect to such Licensed Product in such country in the Territory (the “Term”). Upon expiration of the Royalty Term for any Licensed Product in any country, the licenses granted with respect to the applicable Licensed Product in such country will become fully paid-up and irrevocable.

12.2Termination for Breach.

12.2.1Termination by Voyager. Subject to Section 6.2.6 and the dispute resolution provisions of Section 13.2 and 13.3 (to the extent applicable), this Agreement may be terminated by Voyager (a) on a Licensed Product-by-Licensed Product basis, if Novartis is in material breach of its obligations under this Agreement with respect to such Licensed Product, (b) on Program-by-

Program basis, if Novartis is in material breach of its obligations under this Agreement with respect to a Program, or (c) in its entirety, if Novartis is in material breach of is obligations under this Agreement with respect to all Licensed Products; in each case ((a) through (c)), by providing written notice that includes the particulars of the alleged material breach, and provided the material breach remains uncured for [**] (or [**] in the case of nonpayment), measured from the date written notice of such material breach is given to Novartis (except if any breach is not reasonably curable within [**] (or [**] in the case of a nonpayment) and if Novartis is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit Novartis a reasonable period of time to cure such breach). If the alleged material breach relates to non-payment of any amount due under this Agreement other than the upfront fee payable under Section 7.1, the cure period shall be tolled pending resolution of any bona fide, good faith dispute between the Parties as to whether such payment is due.

12.2.2Termination by Novartis.

(a)Subject to the dispute resolution provisions of Sections 13.2 and 13.3 (to the extent applicable), this Agreement may be terminated by Novartis (a) on a Licensed Product-by-Licensed Product basis, if Voyager is in material breach of its obligations under this Agreement with respect to such Licensed Product, (b) on Program-by-Program basis, if Voyager is in material breach of its obligations under this Agreement with respect to a Program, or (c) in its entirety, if Voyager is in material breach of is obligations under this Agreement with respect to all Licensed Products; in each case ((a) through (c)), by providing written notice that includes the particulars of the alleged material breach, and provided the material breach remains uncured for [**], measured from the date written notice of such material breach is given to Voyager; provided, however, that if any breach is not reasonably curable within [**] and if Voyager is making a bona fide effort to cure such breach, such termination shall be delayed for a time period to be agreed by both Parties in order to permit Voyager a reasonable period of time to cure such breach.

(b)Notwithstanding anything to the contrary in this Agreement and subject to the dispute resolution provisions of Section 13.2 and 13.3 (to the extent applicable), Novartis may terminate this Agreement in whole or relevant part, immediately and without regard to any cure period, if, in Novartis’ reasonable opinion, a violation of Global Trade Control Laws has occurred. Any such termination will be deemed for cause under this Section 12.2.2(b), under which Novartis will not be responsible for any related payments due, even if activities have already occurred. Voyager will be responsible for reimbursing Novartis for any payments due to Novartis under this Agreement that are blocked due to violation of Global Trade Control Laws.

(c)Subject to the dispute resolution provisions of Section 13.2 and 13.3 (to the extent applicable), Novartis may terminate this Agreement if Voyager breaches any of the representations or warranties set forth in Sections 10.2.17 through 10.2.18 or if Novartis learns that improper payments are being or have been made to government officials by Voyager with respect to services performed in connection with this Agreement. Further, in the event of such termination, Voyager shall not be entitled to any further payment, regardless of any activities undertaken or agreements with additional Third Parties entered into prior to termination, and Voyager shall be liable for damages or remedies as provided by law.

12.3Termination by Novartis for Convenience. Novartis may terminate this Agreement in its entirety or on a Licensed Product-by-Licensed Product and country-by-country basis for any or no reason upon ninety (90) days’ written notice to Voyager.

12.4Provisions for Insolvency.

12.4.1Termination by Novartis for Insolvency Event. If Voyager is deemed a Debtor, then Novartis may terminate this Agreement by providing written notice to Voyager. If Novartis terminates this Agreement pursuant to this Section 12.4.1, then, in addition to all other rights that it may have at law, Novartis will have the right to offset, against any payment owing to Voyager hereunder, any damages found or agreed by the Parties to be owed by Voyager to Novartis. Voyager will be deemed a “Debtor” under this Agreement if, at any time during the Term (a) a case is commenced by or against Voyager under the Bankruptcy Code, (b) Voyager files for or is subject to the institution of bankruptcy, reorganization, liquidation or receivership proceedings (other than a case under the Bankruptcy Code), (c) Voyager assigns all or a substantial portion of its assets for the benefit of creditors, (d) a receiver or custodian is appointed for Voyager’s business or (e) a substantial portion of Voyager’s business is subject to attachment or similar process; provided, however, that in the case of any involuntary case under the Bankruptcy Code, Voyager will not be deemed a Debtor if the case is dismissed within [**] after the commencement thereof.

12.4.2Rights to Intellectual Property. All rights and licenses now or hereafter granted by Voyager to Novartis under or pursuant to any Section of this Agreement, including ARTICLE 2 and ARTICLE 3 hereof, are rights to “intellectual property” (as defined in the Bankruptcy Code). The Parties acknowledge and agree that the payments provided for under Section 7.1 and all other payments by Novartis to Voyager hereunder, other than royalty payments pursuant to Section 7.4, do not constitute royalties within the meaning of Section 365(n) of the Bankruptcy Code or relate to licenses of intellectual property hereunder. If: (a) (i) a case under the Bankruptcy Code is commenced by or against Voyager, (ii) this Agreement is rejected as provided in the Bankruptcy Code and (iii) Novartis elects to retain its rights hereunder as provided in Section 365(n) of the Bankruptcy Code; then (b) Voyager (in any capacity, including debtor-in-possession) and its successors and assigns (including any trustee) will provide to Novartis all intellectual property licensed hereunder, and agrees to grant and hereby grants to Novartis and its Affiliates a right to access and to obtain possession of and to benefit from and, in the case of any chemical or biological material or other tangible item of which there is a fixed or limited quantity, to obtain a pro rata portion of, any “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code (which will be deemed to include the Voyager Know-How), and all other embodiments of the intellectual property licensed hereunder. Voyager will not interfere with the exercise by Novartis or its Affiliates of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use Commercially Reasonable Efforts to assist Novartis and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Novartis or its Affiliates or Sublicensees to exercise such rights and licenses in accordance with this Agreement.

12.4.3No Limitation of Rights. All rights, powers and remedies of Novartis provided in this Section 12.4 are in addition to and not in substitution for any and all other rights,

powers and remedies now or hereafter existing at Law or in equity (including the Bankruptcy Code) in the event of the commencement of a case under the Bankruptcy Code involving Voyager.

12.5Effects of Termination.

12.5.1Termination of the SMA Program or an SMA Program Product. If this Agreement is terminated with respect to the SMA Program, an SMA Program Product (including as to one or more countries) or this Agreement in its entirety, the following will apply with respect to the applicable SMA Program Product(s) upon the effective date of termination:

(a)except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease with regard to the terminated SMA Program Product or the SMA Program (including as to one or more countries, as applicable), including, for the avoidance of doubt, all rights to conduct the Evaluation and any and all rights and licenses and sublicenses granted by either Party to the other Party hereunder and in the case of termination of the SMA Program, the exclusivity covenants in Section 10.5.1(a).

(b)the Parties shall discuss and determine, based on mutual consent, whether to seek or continue to seek Patent protection with respect to any data generated from the Evaluation and, if applicable, each Party’s rights and obligations with respect to such activities. If the Parties cannot reach mutual written agreement on the course of action to take with respect to the filing, Prosecution and Maintenance of such Patent, neither Party will have any responsibility to file, Prosecute or Maintain such Patent or share in the costs thereof.

12.5.2Termination of the HD Program or an HD Program Product. If this Agreement is terminated with respect to the HD Program, an HD Program Product (including as to one or more countries) or this Agreement in its entirety, the following will apply with respect to the applicable HD Program Product(s) upon the effective date of termination:

(a)except as otherwise expressly provided herein, all rights and obligations of each Party hereunder will cease with regard to the terminated HD Program Product or the HD Program (including as to one or more countries, as applicable), including, for the avoidance of doubt, any and all rights and licenses and sublicenses granted by either Party to the other Party hereunder, and in the case of termination of the HD Program, the exclusivity covenants in Section 10.5.1(b) and Section 10.5.2 will cease;

(b)if Novartis has achieved at least one First Commercial Sale of a terminated HD Program Product, Novartis will have the right to sell or otherwise dispose of any inventory of any such terminated HD Program Product on hand at the time of such termination or in the process of Manufacturing for a period of [**] following the effective date of termination; provided, however, that any revenue obtained from such disposal will be treated as Net Sales and the provisions of ARTICLE 7 will apply to such Net Sales and, in the event that such sales result in the achievement of a Development Milestone Event or a Sales Milestone Event, the Development Milestone Payment or the Sale Milestone Payment due upon achievement of such Development Milestone Event or Sales Milestone Event (as applicable) will be payable;

(c)if Novartis has not achieved at least one First Commercial Sale of a terminated HD Program Product, Novartis will not have the right to sell or otherwise dispose of any inventory of any terminated HD Program Product on hand at the time of such termination or in the process of Manufacturing and shall transfer any such terminated HD Program Product to Voyager at cost;

(d)if Novartis has terminated the HD Program or an HD Program Product in accordance with Section 12.3 (Convenience) or if Voyager terminates under Section 12.2.1 (For Breach), Novartis shall and hereby does, effective upon such termination, grant to Voyager a worldwide, sublicensable (through multiple tiers), royalty-bearing license under all Patents and Know-How Controlled by Novartis that Cover the terminated HD Program Candidate(s) or HD Program Product(s) (but excluding such Patents and Know-How to the extent of proprietary manufacturing technology of Novartis) for Voyager to Exploit the applicable terminated HD Program Candidate(s) or HD Program Product(s), which license will be (i) non-exclusive or exclusive as requested by Voyager, and (ii) subject to a reasonable royalty to be negotiated in good faith by the Parties within [**] after the effective date of termination, and if the Parties cannot agree to such reasonable royalty within such time period, such reasonable royalty will be determined in accordance with Section 13.2 and Section 13.3.

(e)if Novartis has terminated the HD Program or an HD Program Product in accordance with Section 12.2.2 (For Breach), upon Voyager’s request, the Parties shall [**] commercially reasonably financial terms, on which Novartis [**] all Patents and Know-How Controlled by Novartis that Cover the terminated HD Program Candidate(s) or HD Program Product(s), in each case to the extent necessary for Voyager to Exploit the applicable HD Program Candidate(s) or HD Program Product(s), provided that the foregoing [**] shall exclude any access or license to any proprietary manufacturing technology of Novartis;

(f)if Novartis has terminated the HD Program or an HD Program Product in accordance with Section 12.3 (Convenience) or if Voyager terminates under Section 12.2.1 (For Breach), to the extent Novartis or any of its Affiliates or their Sublicensees is engaged in commercial Manufacture of HD Program Product(s) as of the date notice of termination is given, Novartis or such Affiliate or Sublicensee shall, as requested by Voyager, within [**] of such termination, (i) use Commercially Reasonable Efforts to Manufacture and supply (whether directly by Novartis or indirectly through its CMO) such HD Program Product(s) from the effective date of termination until such time as Voyager secures an alternative commercial Manufacturing source reasonably satisfactory to Voyager or until [**] after the effective date of termination, whichever is earlier and (ii) provide reasonable assistance to Voyager (or its designated CMO) to enable Voyager (or its designated CMO) to Manufacture such HD Program Product(s), provided that such assistance shall not require Novartis to disclose or provide access to any of its proprietary manufacturing technology;

(g)if Voyager so requests, and subject to the relevant Third Party’s consent if required, Novartis shall assign to Voyager any Third Party contract that solely relates the Exploitation of the terminated HD Program Product, or to the extent any such Third Party contract is not assignable to Voyager, reasonably cooperate with Voyager to arrange for such Third Party to continue performance of such Third Party contract for a reasonable time after termination upon terms reasonably acceptable to Voyager, at Voyager’s cost and expense;

(h)if Voyager so requests, Novartis shall transfer all right, title and interest to any Regulatory Filings (including all Regulatory Approvals), pricing and reimbursement approvals in the Territory and any data or information included with or related to the Regulatory Approvals or approvals with respect to the applicable Licensed Products to Voyager; and

(i)Novartis shall, and shall cause its Affiliates and shall use Commercially Reasonable Efforts to cause its Sublicensees to, execute all documents as may be reasonably requested by Voyager in order to give effect to this Section 12.5.2(i).

12.5.3Novartis Special Remedy in Lieu of Termination. In the event that Novartis has the right to terminate this Agreement for Voyager’s uncured material breach with respect to one or more Licensed Product(s) in one or more country(ies) in the Territory or in its entirety pursuant to Section 12.2.2, and provided the event that gave rise to the right of termination materially impairs the ability to Exploit the applicable Licensed Product(s) in the applicable terminated country(ies), then in lieu of such termination, Novartis may, in addition to all other rights that it may have at law, taking into account the permitted reduction in payment below, elect for this Agreement to remain in full force and effect with respect to such Licensed Product(s) in such country(ies), in which case all future obligations to pay any milestones and royalties under ARTICLE 7 with respect to the applicable Licensed Product(s) in the applicable terminated country(ies) shall be reduced by an amount equal to [**] percent ([**]%) of the amount that would otherwise have been payable under this Agreement, such amount to be paid in accordance with and subject to the other terms of this Agreement governing such payments.  Novartis may elect the foregoing remedy by providing Voyager with written notice of such election within [**] after the right to terminate accrues. The foregoing will not be construed to limit Voyager’s right to receive the full amount of any payments that accrued before the effective date of such election.

12.6Ongoing Obligation for Confidentiality. Upon early termination of this Agreement for any reason, each Party and its Affiliates shall immediately return to the other Party or destroy any Confidential Information disclosed by the other Party or any of its Affiliates, except for one (1) copy which may be retained in its confidential files for archive or compliance purposes. If the material is destroyed, such Party shall provide the other Party written certification of such destruction. Notwithstanding the foregoing, such Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

12.7Accrued Rights. Termination or expiration of this Agreement for any reason will be without prejudice to any payments that accrued before the effective date of such termination or expiration or rights that will have accrued to the benefit of any Party prior to such termination or expiration, and any and all damages or remedies arising from any breach hereunder. Such termination or expiration will not relieve any Party from obligations which are expressly indicated to survive expiration or termination of this Agreement.

12.8Survival. The provisions of ARTICLE 1 (for purposes of interpreting any other surviving provision of this Agreement), Section 5.1.2(b), Section 5.1.3(b), ARTICLE 7  (to the

extent of accrued but unpaid payment obligations, and, with respect to Section 7.8 for a period of three (3) years after termination), Section 8.1, Section 8.3.10, Section 8.3.11, Section 8.4.5, ARTICLE 9, Sections 11.1 through 11.5, Section 11.7, Section 12.4.1, Section 12.5, Section 12.6, Section 12.7, Section 12.8 and ARTICLE 13 (excluding Section 13.8 and Section 13.14), together with any sections that expressly survive (including any perpetual licenses and sublicenses granted hereunder) and remedies for breach of this Agreement, will survive the termination of this Agreement in its entirety or expiration of this Agreement for any reason, in accordance with their respective terms and conditions, and for the duration stated, and where no duration is stated, will survive indefinitely.

ARTICLE 13

MISCELLANEOUS

13.1Governing Law. This Agreement and any dispute arising from the performance or breach hereof will be governed by and construed and enforced in accordance with the Laws of the Commonwealth of Massachusetts without reference to conflicts of laws principles; provided that with respect to matters involving the enforcement of intellectual property rights, the Laws of the applicable country will apply. The provisions of the United Nations Convention on Contracts for the International Sale of Goods will not apply to this Agreement or any subject matter hereof.

13.2Dispute Resolution. If a dispute between the Parties arises under this Agreement, either Party will have the right to refer such dispute in writing to the respective Executive Officers, and such Executive Officers will attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute pursuant to this Section 13.2 within [**] after referring such dispute to the Executive Officers, either Party may have the given dispute settled by binding arbitration pursuant to Section 13.3 (subject to the exceptions specified therein).

13.3Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party will provide written notice (the “Arbitration Request”) to the other Party of such intention and a statement of the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which Party must cure a breach of this Agreement becomes suspended as to any breach that is the subject matter of the dispute.

13.3.1Additional Issues. Within [**] after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution in a statement of counter-issues.

13.3.2No Arbitration of Patent Issues. Notwithstanding anything to the contrary in this Agreement, any disputes, claims or controversies arising out of, or for which resolution depends in whole or in part on a determination of the ownership, inventorship, interpretation, validity, enforceability, or infringement of United States Patents will not be subject to arbitration under this Agreement, but instead may be brought by either Party in the United States District Court for the District of Delaware, before the United States Patent & Trademark Office, or before United States appellate courts as applicable.

13.3.3Arbitration Procedure. Any arbitration pursuant to this Section 13.3 will be held in Boston, Massachusetts unless another location is mutually agreed by the Parties. The arbitration will be governed under the rules of the International Chamber of Commerce, to the exclusion of any inconsistent state Law. The Parties will mutually agree on the rules to govern discovery and the rules of evidence for the arbitration within [**] after the Arbitration Request. If the Parties fail to timely agree to such rules, the United States Federal Rules of Civil Procedure will govern discovery and the United States Federal Rules of Evidence will govern evidence for the arbitration. The arbitration will be conducted by three (3) arbitrators, of which each Party will appoint one, and the arbitrators so appointed will select the third and final arbitrator. The arbitrators will have experience of biotechnology and therapeutics licensing disputes. The arbitrators may proceed to an award, notwithstanding the failure of either Party to participate in the proceedings. The arbitrators will, within [**] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators will be limited in the scope of their authority to resolving only the specific matters which the Parties have referred to arbitration for resolution and will not have authority to render any decision or award on any other issues. Subject to Section 11.7, the arbitrators will be authorized to award compensatory damages, but will not be authorized to award punitive, special, consequential, or any other similar form of damages, or to reform, modify, or materially change this Agreement. The arbitrators also will be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including an injunction or order for specific performance. The award of the arbitrators will be the sole and exclusive remedy of the Parties, except for those remedies that are set forth in this Agreement or which apply to a Party by operation of the applicable provisions of this Agreement, and the Parties hereby expressly agree to waive the right to appeal from the decisions of the arbitrators, and there will be no appeal to any court or other authority (government or private) from the decision of the arbitrators. Judgment on the award rendered by the arbitrator may be enforced in any court having competent jurisdiction thereof, subject only to revocation of the award on grounds set forth in the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards.

13.3.4Arbitration Expenses. Each Party will bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and will pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrators, in their award, will be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, transcripts, photocopy charges and travel expenses).

13.3.5Preliminary Injunctions. Notwithstanding anything in this Agreement to the contrary, a Party may seek any remedy at law or in equity, including the issuance of a temporary restraining order or a preliminary, temporary, or permanent injunction from any court of competent jurisdiction in order to preserve or enforce its rights under this Agreement or to prevent immediate and irreparable injury, loss, or damage on a provisional basis, pending the award of the arbitrator on the ultimate merits of any dispute.

13.3.6Confidentiality. All proceedings and decisions of the arbitrator will be deemed Confidential Information of each of the Parties and will be subject to ARTICLE 9. For clarity, no information concerning an arbitration, beyond the names of the Parties and the relief requested, may be unilaterally disclosed to a Third Party by any Party unless required by law. In addition, any documentary or other evidence given by a Party or witness in the arbitration shall be treated as Confidential Information by any Party whose access to such evidence arises exclusively as a result of its participation in the arbitration, and shall not be disclosed to any Third Party (other than a witness or expert), except as may be required by applicable Law.

13.4Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right, interest, or obligation hereunder be assigned or transferred, by either Party without the written consent of the other Party; provided, however, that either Party may assign this Agreement or its rights and obligations under this Agreement to (a) a Third Party that acquires all or substantially all of the business or assets of such Party to which this Agreement relates (whether by merger, reorganization, acquisition, sale or otherwise), and agrees in writing to be bound by the terms of this Agreement, or (b) an Affiliate; provided that in each case of (a) and (b) the assignee will expressly agree to be bound by such Party’s obligations under this Agreement and that such Party will remain liable for all of its rights and obligations under this Agreement. Any purported assignment in violation of this Section 13.4 will be void. All terms of this Agreement will remain in full force and effect in the event of a Change of Control of either Party and will be binding upon any Acquiring Entity of either Party. In addition, Novartis may assign its rights and obligations under this Agreement to a Third Party where Novartis or its Affiliate is required or makes a good-faith determination based on advice of legal counsel, to divest a Licensed Product in order to comply with Law or the order of any Governmental Authority as a result of a merger or acquisition, provided that the assignee will expressly agree to be bound by Novartis’ obligations under this Agreement. Each Party will promptly notify the other Party of any assignment or transfer under the provisions of this Section 13.4.

13.5Performance by Affiliates and Sublicensees. Each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through Affiliates or Sublicensees; provided that each Party hereby acknowledges and agrees that it will be responsible for the full and timely performance and observance of all the covenants, terms, conditions and agreements set forth in this Agreement by its Affiliate(s) and Sublicensees.

13.6Force Majeure. No Party will be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation (other than a payment obligation) of this Agreement when such failure or delay is due to force majeure, whether or not foreseeable as of the Effective Date or thereafter. For purposes of this Agreement, force majeure is defined as any cause beyond the control of the affected Party and without the fault or negligence of such Party, which may include acts of God; material changes in Law; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, explosion or storm; labor disturbances; epidemics, pandemics, and the spread of infectious diseases, including COVID-19 (as defined by the World Health Organization and any of the strains, variants, or mutations thereof); quarantines; and failure of public utilities or common carriers. In such event the Party affected by such force majeure will immediately notify the other Party of such inability and a good faith estimate of the period for which such inability is expected to continue based on currently available information. The Party giving such notice will thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as the condition constituting force majeure continues and the non-performing Party takes Commercially Reasonable Efforts to remove the condition, after which time the Parties will promptly meet to discuss in good faith how to best proceed in a manner consistent with this Agreement. To the extent possible, each Party will use reasonable efforts to minimize the duration of any force majeure.

13.7Notices. Any notice or request required or permitted to be given under or in connection with this Agreement will be deemed to have been sufficiently given if in writing and personally delivered or sent by certified mail (return receipt requested), or overnight express courier service (signature required), prepaid, to the Party for which such notice is intended, at the address set forth for such Party below:

If to Voyager,

addressed to:Voyager Therapeutics, Inc.

75 Hayden Ave, Lexington, MA 02421

Attention: Chief Executive Officer

with a copy to (which will not constitute notice):

Voyager Therapeutics, Inc.

75 Hayden Ave, Lexington, MA 02421

Attention: Chief Legal Officer

Email: [**]

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, MA 02109

Attention:Brian A. Johnson, Esq.

Sarah T. Hogan, Esq.

Email:brian.johnson@wilmerhale.com

sarah.hogan@wilmerhale.com

and an email copy to (which will not constitute notice): Voyager’s Alliance Manager, to the contact information provided in accordance with Section 4.5.

If to Novartis,

addressed to:

Novartis Pharma AG

Lichtstrasse 35

CH-4056 Basel

Switzerland

Attn: Head of NIBR General Legal, Europe

And an email copy to: [**]

with a copy to (which will not constitute notice):

Novartis Institutes for BioMedical Research, Inc.

250 Massachusetts Avenue

Cambridge, MA 02139 USA

Attn: General Counsel

and

Arnold & Porter Kaye Scholer LLP
250 W 55th Street
New York, NY 10019
Attn:Eric Rothman
Email:eric.rothman@arnoldporter.com

and an email copy to (which will not constitute notice): Novartis’s Alliance Manager, to the contact information provided in accordance with Section 4.5.

Copies of notices may be provided to such other address for such Party as it will have specified by like notice to the other Party, provided that notices of a change of address will be effective only upon receipt thereof. If delivered personally, the date of delivery will be deemed to be the date on which such notice or request was given. If sent by overnight express courier service, the date of delivery will be deemed to be the next Business Day after such notice or request was deposited with such service. If sent by certified mail, the date of delivery will be deemed to be the third (3rd) Business Day after such notice or request was deposited with the U.S. Postal Service.

13.8Global Trade Control Laws. The Parties acknowledge that certain activities covered by or performed under this Agreement may be subject to laws, regulations, or orders regarding economic sanctions, import controls, or export controls (“Global Trade Control Laws”). Each of the Parties will perform all activities under this Agreement in compliance with all applicable Global Trade Control Laws. Furthermore, with respect to the activities performed under this Agreement, each of the Parties represents, warrants, and covenants that:

13.8.1It will not, for activities under this Agreement, (i) engage in any such activities in a Restricted Market; (ii) involve individuals ordinarily resident in a Restricted Market; or (iii) include companies, organizations or Governmental Entities from or located in a Restricted Market. “Restricted Market” for purposes of this Agreement means the Crimean Peninsula, Cuba, the Donbass Region, Iran, North Korea, Sudan, and Syria, or any other country or region sanctioned by the United States or European Union.

13.8.2It is not a Restricted Party and is not owned or controlled by a Restricted Party. With respect to activities performed under this Agreement, neither Party will engage or delegate to any Restricted Party for any activities under this Agreement. Each Party will screen all relevant third parties involved by such Party in the activities under this Agreement under the relevant Restricted Party Lists. “Restricted Party” for purposes of this Agreement means any individual or entity on any of the following “Restricted Party Lists”: the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals List and the Sectoral Sanctions Identifications List of the U.S. Treasury Department’s Office of Foreign Assets Control;

the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List of the U.S. Department of Commerce; entities subject to restrictive measures and the Consolidated List of Persons, Groups and Entities Subject to E.U. Financial Sanctions, as implemented by the E.U. Common Foreign & Security Policy; the List of Excluded Individuals / Entities published by the U.S. Health and Human Services’ Office of Inspector General; any lists of prohibited or debarred parties established under the U.S. Federal Food Drug and Cosmetic Act; the list of parties suspended or debarred from contracting with the U.S. government; and similar lists of restricted parties maintained by the Governmental Authorities of the countries that have jurisdiction over the activities conducted under this Agreement.

13.8.3It will not knowingly transfer to the other Party any goods, software, technology or services that are (i) controlled under the U.S. International Traffic in Arms Regulations or at a level other than EAR99 under the U.S. Export Administration Regulations; or (ii) specifically identified as an E.U. Dual Use Item or on an applicable export control list of another country.

13.9Waiver. No provision of this Agreement will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party. The failure of either Party to assert a right hereunder or to insist upon compliance with any term of this Agreement will not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. No waiver by either Party of any condition or term in any one or more instances will be construed as a continuing waiver of such condition or term or of another condition or term except to the extent set forth in writing.

13.10Severability. If any provision hereof should be invalid, illegal or unenforceable in any jurisdiction, the Parties will negotiate in good faith a valid, legal and enforceable substitute provision that most nearly reflects the original intent of the Parties and all other provisions hereof will remain in full force and effect in such jurisdiction and will be construed in order to maintain this Agreement’s existence, validity and enforceability to the greatest extent possible and to carry out the intentions of the Parties as nearly as may be possible. Such invalidity, illegality or unenforceability will not affect the validity, legality or enforceability of such provision in any other jurisdiction.

13.11Entire Agreement. This Agreement, together with the Schedules hereto, constitutes and contains the complete, final and exclusive understanding and agreement of the Parties and sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties and supersede and terminate all prior agreements negotiations, correspondence, agreements, and understanding, whether oral or written, between the Parties with respect to the subject matter of this Agreement. The Parties agree that the Option and License Agreement between the Parties, effective as of March 4, 2022, is a separate and distinct agreement from this Agreement, and neither this Agreement nor such Option and License Agreement will have any effect on the other. No subsequent alteration, amendment, change or addition to this Agreement will be valid or effective unless reduced to writing and signed by the respective authorized officers of each Party.

13.12Independent Contractors. Nothing herein will be construed to create any relationship of employer and employee, agent and principal, partnership or joint venture or any other legal arrangement that would impose liability upon one Party for the act or failure to act of the other Party between the Parties. Each Party is an independent contractor under this Agreement. Neither Party will have the authority to enter into any contracts or commitments or to incur any liabilities in the name of, or on behalf of, the other Party, or to bind or obligate the other Party and neither Party will represent that it has such authority.

13.13Headings; Construction; Interpretation. Headings and any table of contents used herein are for convenience only and will not in any way affect the construction of or be taken into consideration in interpreting this Agreement. The terms of this Agreement represent the results of negotiations between the Parties and their Representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement will be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement will be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause, Schedule will be deemed to be a reference to any Article, Section, subsection, paragraph, clause, Schedule, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Law includes all rules and regulations thereunder and any successor Law, in each case as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” “including,” “exclude,” “excludes,” and “excluding,” will be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or), (f) words in the singular or plural form include the plural and singular form, respectively, (g) references to any gender refer to each other gender, (h) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, and (i) a capitalized term not defined herein but reflecting a different part of speech than a capitalized term which is defined herein will be interpreted in a correlative manner.

13.14Further Actions. Each Party will execute, acknowledge and deliver such further instruments, and do all such other acts, as may be necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

13.15Parties in Interest. All of the terms and provisions of this Agreement will be binding upon, and will inure to the benefit of and be enforceable by the parties hereto and their respective successors, heirs, administrators and permitted assigns.

13.16Counterparts. This Agreement may be signed in counterparts, each and every one of which will be deemed an original, notwithstanding variations in format or file designation which may result from the electronic transmission, storage and printing of copies from separate computers or printers. Facsimile signatures and signatures transmitted via PDF will be treated as original signatures.

[Signature page follows.]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Voyager Therapeutics, Inc.

By:	/s/ Alfred Sandrock
	Name:	Alfred Sandrock, M.D., Ph.D.
	Title:	Chief Executive Officer and President

Novartis Pharma AG

By:	/s/ Ian James Hiscock
	Name:	Ian James Hiscock
	Title:	Head Global IP Lit. Transactions

By:	/s/ Marc Ceulemans
	Name:	Marc Ceulemans
	Title:	Head Capital Venture Fund Management

[Signature page to License and Collaboration Agreement]